NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

December 22, 2004

AND

PROXY STATEMENT

DPL Inc.
Dayton, Ohio

DPL INC.
1065 WOODMAN DRIVE
DAYTON, OHIO 45432
DECEMBER 6, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 22, 2004

Dear Fellow Shareholder:

          You are cordially invited to attend the 2004 Annual Meeting of Shareholders of DPL Inc. (“DPL” or the “Company”), which will be held on December 22, 2004, commencing at 10:00 a.m. local time, at The Mandalay Banquet Center, 2700 East River Road, Dayton, Ohio 45439.

          At the Annual Meeting, you will be asked to consider and vote upon the election of four directors, to ratify the appointment of KPMG LLP as our independent auditors, to consider and vote on a proposal from one of our shareholders, and to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.  Each of these proposals is more fully described in the Notice of Meeting and Proxy Statement that follow.

          Holders of common shares of record at the close of business on November 16, 2004, the date fixed by the Company’s Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournments or postponements thereof.

          We hope that you will find it convenient to attend in person.  Whether or not you expect to attend, please promptly vote via the Internet, by phone or by dating, signing and mailing the enclosed proxy in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum.  Instructions for voting via the Internet and by phone are detailed on the proxy card.  If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

          A copy of the Company’s Annual Report to Shareholders, which includes a copy of the Company’s Form 10-K for the fiscal year ended December 31, 2003, was mailed on or about November 19, 2004.  Additional copies may be obtained by writing to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention: Corporate Secretary.

          On behalf of the officers, directors and employees of DPL, I would like to express the Company’s appreciation for your continued support.

Sincerely,

ARTHUR G. MEYER
Vice President and Secretary

          ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY PHONE OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

DPL Inc.
1065 Woodman Drive, Dayton, Ohio 45432

PROXY STATEMENT

General Information

          This Proxy Statement is furnished to you and other shareholders of DPL Inc. (“DPL” or the “Company”) in connection with the solicitation of proxies by DPL’s Board of Directors (the “Board”) to be used at the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Mandalay Banquet Center, 2700 East River Road, Dayton, Ohio 45439 on December 22, 2004 at 10:00 a.m. (local time) and any adjournments or postponements thereof.  All shareholders are entitled and encouraged to attend the Annual Meeting in person.  This Proxy Statement together with the accompanying proxy card was first mailed to shareholders on or about December 7, 2004.

          All common and Series B voting preferred shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy.  If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, “FOR” the ratification of KPMG LLP and “AGAINST” the shareholder proposal.   In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy.  A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company, by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

          All expenses in connection with this solicitation of proxies will be paid by DPL.  Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by DPL may personally solicit proxies.  In addition, DPL has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, to assist in the solicitation of proxies.  DPL will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners and will pay Georgeson Shareholder Communications Inc. a fee of approximately $12,000, plus out-of-pocket expenses.

Voting Securities

          The Board has fixed the close of business on November 16, 2004 as the record date for determining the holders of common shares and Series B voting preferred shares entitled to notice of and to vote at the Annual Meeting.  Each such shareholder is entitled to one vote per share.  As of November 16, 2004, there were 126,501,404 common shares and 6,600,000 Series B voting preferred shares outstanding.

          In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee.  In voting by proxy with regard to the ratification of the Company’s independent auditors and the shareholder proposal, shareholders may vote in favor of or against the proposal or may abstain from voting.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees and the other directors continuing in office is based on information furnished by them.

          A majority of the outstanding common shares, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.  The four candidates receiving the greatest number of votes will be elected as directors.  The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of KPMG LLP as the Company’s independent auditor.

          Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum.  Brokers who do not receive a shareholder’s instructions are entitled to vote on both proposals.  Broker non-votes and shareholder abstentions will have no effect on the outcome of the proposals.

          Under Ohio law, if a shareholder gives written notice to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by or on behalf of the shareholder giving such notice, then shareholders will be entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares, or to distribute their votes on the same principle among two or more candidates.  In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the Proxy Committee will vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the Proxy Committee may determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information with respect to the beneficial ownership of common shares and Series B voting preferred shares of DPL by each person or group known by the Company to own more than 5% of the common shares or Series B voting preferred shares.  Ownership percentages are based on 126,501,404 common and 6,600,000 Series B voting preferred shares outstanding as of November 30, 2004.

	Common shares Beneficially Owned		Series B Voting Preferred Shares Beneficially Owned

Name and Address	Number	Percent of Class	Number	Percent of Class

Dayton Ventures LLC(1)	31,560,000(2)	24.9%	6,600,000(3)	100%
c/o Kohlberg Kravis Roberts & Co. LP 9 W. 57th Street New York, NY 10019
Farallon Capital Management, LLC	7,036,500(4)	5.6%
One Maritime Plaza Suite 1325 San Francisco, CA 94111

(1)

Dayton Ventures LLC is a Delaware limited liability company, the sole members of which are KKR 1996 Fund L.P. and KKR Partners II, L.P. As a member of each of KKR 1996 GP LLC and Strata LLC, the ultimate parent entities of KKR 1996 Fund and KKR Partners II, respectively, each of Messrs. Scott M. Stuart, a director in 2003 and George R. Roberts, a non-voting observer in 2003, of DPL and The Dayton Power and Light Company (“DP&L”), the Company’s principal subsidiary, may be deemed to beneficially own any shares or warrants beneficially owned by Dayton Ventures LLC, although each such individual disclaims beneficial ownership of such shares and warrants.

(2)	Dayton Ventures LLC does not own any common shares. Represents the number of common shares issuable upon exercise of warrants.

(3)

The 6,600,000 Series B voting preferred shares were issued to Dayton Ventures LLC in a transaction with KKR and represent up to 4.9% of the outstanding voting power of DPL’s voting securities and may be redeemed on a share for share basis to the extent common shares are issued upon exercise of the warrants held by Dayton Ventures LLC.

(4)	As reported on SEC Form 13F, filed November 12, 2004 for the period ending September 30, 2004.

            The determination that there were no other persons, entities or groups known to the Company to beneficially own more than 5% of the Company’s equity securities was based on a review of all statements filed with respect to the Company since the beginning of the past fiscal year with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

SECURITY OWNERSHIP OF MANAGEMENT

          Set forth below is information concerning the beneficial ownership of common shares of DPL by each director, each person named in the Summary Compensation Table under “Executive Compensation” below and of all directors and executive officers of the Company as a group as of November 30, 2004.

Name	Amount and Nature of Beneficial Ownership	Percent of Class (1) (2) (3)

Robert D. Biggs	2,392	<1%
Paul R. Bishop	24,794	<1%
James F. Dicke, II	288,225	<1%
Peter H. Forster (4)	973,004	<1%
Ernie Green	172,865	<1%
Jane G. Haley	208,658	<1%
Glenn E. Harder	0	0%
W August Hillenbrand	179,115	<1%
Stephen F. Koziar, Jr. (5)	197,533	<1%
Lester L. Lyles	0	0%
Caroline E. Muhlenkamp (6)	69,608	<1%
James V. Mahoney	4,263	<1%
Ned J. Sifferlen, PhD	3,300	<1%
Patricia K. Swanke	14,388	<1%
W. Steven Wolff	15,452	<1%
All current directors and executive officers as a group (17 persons)(7)	929,453	<1%

(1)	Ownership percentages are based on 126,501,404 common shares outstanding as of November 16, 2004.

(2)

The number of shares shown represents in each instance less than 1% of the outstanding common shares of DPL.  There were 929,453 common shares and common share units, or <1% of the total number of common shares, beneficially owned by all directors and officers of DPL and DP&L as a group at November 30, 2004, excluding shares beneficially owned by an affiliate of KKR, an investment company.  See “Certain Relationship and Related Transactions.”  The number of shares shown includes (i) 159,998 common shares transferred to the Master Trust for non-employee directors pursuant to the Directors’ Deferred Stock Compensation Plan, (ii) 200,000 common shares subject to presently exercisable options for current non-employee directors and (iii) 329,512 share units with no voting rights held by non-employee directors under the Directors’ Deferred Compensation Plan as follows: Mr. Biggs – 2,392 units; Mr. Bishop – 24,794 units; Mr. Dicke – 78,278 units; Mr. Green – 73,271 units; Mrs. Haley – 80,570 units and Mr. Hillenbrand – 70,207 units.

(3)	The number of shares shown includes common shares, restricted share units with no voting rights, and stock options that are exercisable.

(4)	Mr. Forster resigned on May 16, 2004.

(5)	Mr. Koziar retired on May 16, 2004.

(6)	Ms. Muhlenkamp resigned on May 16, 2004.

(7)	These 17 persons include all current directors and executive officers listed under “Information About the Nominees, the Continuing Directors and Executive Officers” below.

CORPORATE GOVERNANCE

Board of Directors

          The Company’s Code of Regulations provides that the authorized size of the Company’s Board is set at 10 directors.  The number of authorized directors may be decreased to 9 directors or increased to 12 directors by either the affirmative vote of two-thirds of the shareholders at a meeting of shareholders called for that purpose and for the purpose of electing directors or by the affirmative vote of a majority of the number of authorized directors.  The Board is divided into three classes.  The term of each directorship is three years and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually.  The Company’s Board also serves as the board of directors for DP&L.

          During 2003, the Board held twelve meetings for the Company and held six meetings for DP&L.  Each director attended 75% or more of the board meetings and the regularly scheduled board committee meetings on which such director served.  In addition to attendance at Board and committee meetings, the Board encourages all directors to attend the Company’s annual meetings of shareholders.  All members of the Board attended the Company’s 2003 Annual Meeting of Shareholders.

Independence

          The Board has adopted Section 303A.02 of the listing standards of the New York Stock Exchange (the “NYSE”) for determining the independence of its members.  In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors and must disclose any basis for determining that a relationship is not material.

          The Board has affirmatively determined that, currently, eight of the Company’s ten directors, including all members of the Audit, Compensation and Nominating and Corporate Governance Committees, are independent pursuant to the standards described above.

Executive Sessions

          In accordance with NYSE listing standards, the Company’s non-management directors meet regularly without management present.  The presiding director of each executive session is rotated on a successive basis among the Board Committee Chairs.

Corporate Governance Guidelines

          The Board adopted a set of Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company.  The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines from time to time and for recommending any changes to the Board for approval.  The Corporate Governance Guidelines are attached hereto as Exhibit A and are available on the Company’s website at www.dplinc.com.

Board Committees

          The Board has established the following committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Each committee has its own charter.  The Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The Board discontinued the Executive Committee and the Community and External Relations Committee in 2003.

          The membership of the existing committees as of November 16, 2004 and the function of each committee are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee

Robert D. Biggs
Paul R. Bishop		X	X**
James F. Dicke, II		X*	X
Ernie Green	X	X
Jane G. Haley		X	X*
Glenn E. Harder	X***		X
W August Hillenbrand	X*		X
Ret. General Lester L. Lyles		X
James V. Mahoney
Ned J. Sifferlen, PhD	X	X

*Chair

**Vice Chair

***Audit Committee Financial Expert

Audit Committee

          The Audit Committee (formerly, the Finance and Audit Review Committee) oversees the Company’s auditing, accounting, financial reporting and internal control functions, appoints the Company’s independent public accounting firm and approves its services.  One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants.  The Company’s revised Charter of the Audit Committee, which describes all of the Audit Committee’s responsibilities, is attached hereto as Exhibit B and is posted on the Company’s website.

          The Audit Committee currently consists of the following independent directors: W August Hillenbrand, Chair, Ernie Green, Glenn Harder and Ned Sifferlen.  The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NYSE Corporate Governance Rules and Rule 10A-3(b)(1) of the Exchange Act and is financially literate as defined by the NYSE.  In addition, Mr. Harder qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

          During 2003, the Audit Committee met on ten occasions.  The Audit Committee Report appears on page 46.

Compensation Committee

          The Compensation Committee sets compensation levels for executive officers, approves equity incentive and other benefit plans, and negotiates and approves executive level employment and consulting contracts.  The Company’s revised Charter of Compensation Committee, which describes all of the Compensation Committee’s responsibilities, is attached hereto as Exhibit C and is posted on the Company’s website.

          The Compensation Committee is currently comprised of the following independent directors: Jane G. Haley, Chair, Paul Bishop, Vice Chair, James F. Dicke, II, Glenn E. Harder and W August Hillenbrand.  No member of the Compensation Committee serves, or has served, as an officer or employee of the Company.  In addition, no interlocking relationship exists between the Company’s Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

          The Compensation Committee met on four occasions during 2003.  The Board Compensation Committee Report on Executive Compensation appears on page 16.

Nominating and Corporate Governance Committee

          The Nominating and Corporate Governance Committee considers and recommends to the Board nominees for officers and nominees for election as directors, including nominees recommended by shareholders, oversees evaluation of the Board and management, provides input on setting goals and developing strategies to achieve employee diversity and reviews the implementation of these strategies and evaluates their results, and develops and recommends corporate governance policies to the Board and oversees implementation.  During intervals between Board meetings, the Nominating and Corporate Governance Committee exercises all of the powers of the Board except as provided in the Nominating and Corporate Governance Committee’s charter.  The Company’s revised Nominating and Corporate Governance Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is attached hereto as Exhibit D and is posted on the Company’s website.

          The Nominating and Corporate Governance Committee currently consists of the following independent directors: James F. Dicke II, Chair, Paul R. Bishop, Ernie Green, Jane G. Haley, Lester Lyles and Ned J. Sifferlen.  The Nominating and Corporate Governance Committee met on four occasions during 2003.

Compensation of Directors

          In 2003, director compensation for each non-employee director consisted of an annual retainer of $55,000, a committee chair retainer of $10,000, Board meeting fees of $5,000 per meeting, committee meeting fees of $4,000 per meeting and a special meeting fee of $3,000 per meeting.  In 2002 and 2001, non-employee directors received 1,500 common share units annually for services as a director.

          DPL maintains a Director Deferred Compensation Plan in which payment of directors’ fees may be deferred.  The director fees of those directors who have designated their director fees to be deferred are invested in DPL common share units.  Under the Director Deferred Compensation Plan, directors are entitled to receive a lump sum payment or payments in installments over a period up to 20 years upon their retirement or resignation from the Board.

Shareholder Communications

          Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, OH  45432. Shareholders may also send communications within the meaning of Item 7(h) of Schedule 14A under the Exchange Act to one or more members of the Board by writing to such director(s) or to the whole Board at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, OH  45432.

Code of Business Conduct and Ethics

          All directors, officers and employees must act ethically at all times and in accordance with the Company’s Code of Business Conduct and Ethics.  This code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of the NYSE.

          Any changes or waivers to the Code of Business Conduct and Ethics for the Company’s executive officers or directors may only be made by the Board or a committee thereof and must be disclosed promptly to shareholders.

          The Company’s Code of Business Conduct and Ethics is posted on the Company’s website at www.dplinc.com.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires DPL’s directors and executive officers to file reports of ownership and changes of ownership of DPL common shares and common share units with the SEC.  DPL believes that during fiscal 2003 all filing requirements applicable to its directors and executive officers were timely met, except that in February 2004, Form 5s reporting quarterly deferrals of directors’ fees into restricted share units during 2003 were filed for each of Messrs. Bishop, Danis, Dicke, Forster, Grebe, Green, Hillenbrand, Holmes, Roberts, Stuart and Mrs. Haley and Form 5s reporting conversion to cash of common share units in December 2003 were filed for each of Messrs. Forster, Koziar and Ms. Muhlenkamp.

NOMINATION PROCESS

Role of the Nominating and Corporate Governance Committee

          The Company has established a set of Corporate Governance Guidelines, which include qualification criteria that the Nominating and Corporate Governance Committee (the “Committee”) uses to identify individuals that it believes are qualified to become directors.  In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Committee takes into consideration all factors that it deems appropriate, including the potential candidate’s character, education, experience, knowledge and skills, as well as whether the candidate is “independent” as defined under the listing standards of the NYSE.

          A candidate’s professional and personal background should enable him or her to acquire the knowledge and insight necessary to effectively fulfill the duties of a director.  In evaluating a candidate, the Committee also considers the extent of an individual’s leadership experience in business and administrative activities, expertise in the industries in which the Company operates, his or her integrity, his or her ability to bring a desired range of skills, diverse perspectives and experience to the Board and whether he or she has the requisite time available for service as a Board member and is capable of serving the interests of the shareholders. In assessing whether a candidate has the appropriate time to devote to Board service, the Committee will consider the number of boards of directors on which such candidate already serves.  The Company uses the same process to evaluate all candidates, whether they are recommended by the Company or by a shareholder of the Company.

          The Committee may retain a director search firm to help identify director candidates.

Candidates Proposed by Shareholders for Consideration by the Committee

          The Committee has a policy to consider recommendations for director candidates submitted by shareholders.  A shareholder recommending an individual for consideration by the Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) and the security holder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business and residence address, principal occupation or employment and stock ownership.  Shareholders should send the required information to DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, OH  45432.

          The Company plans to hold its 2005 Annual Meeting of Shareholders on April 28, 2005.  In order for a recommendation to be considered by the Committee for the 2005 Annual Meeting of Shareholders, the Corporate Secretary must receive the recommendation no later than the close of business local time on March 4, 2005.  Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by the Company).  The Corporate Secretary will send properly submitted shareholder recommendations to the Committee for consideration at a future Committee meeting.  Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Committee.

Shareholder Nominations

          In addition, the Company’s Code of Regulations permits shareholders to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of the meeting.  Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in the Company’s Code of Regulations, which were filed as Exhibit 3(b) to the Company’s Form 8-K filed on May 3, 2004 and can also be obtained, without charge, upon written request to the Company’s Corporate Secretary, whose address is DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, OH  45432.  The Code of Regulations requires that the Company receive written notification from the record shareholder containing the information described in the section above and any other information required by the Code of Regulations no later than the close of business 50 days prior to the meeting.  If, however, less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, then the shareholder must send the notice to the Company no later than the tenth business day after notice of the meeting date is made.  For the 2005 Annual Meeting of Shareholders, written notification of a shareholder nomination must be received by the close of business on March 9, 2005.

I.          ELECTION OF DIRECTORS

          The Company’s Code of Regulations divides the Board into three classes, with the members of each such class serving staggered three-year terms.  The Board currently consists of ten members.

          The terms of Robert D. Biggs, W August Hillenbrand, Glenn E. Harder and Ned J. Sifferlen expire this year.  The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has nominated Messrs. Biggs, Hillenbrand, Harder and Dr. Sifferlen for election to a term of three years expiring at the 2007 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.  Each of Messrs. Biggs, Hillenbrand, Harder and Dr. Sifferlen has consented to be named as a nominee and to serve as a director if elected.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the Board may recommend in place of such nominee.  Management does not anticipate that such an event will occur.

Information About the Nominees, the Continuing Directors and Executive Officers

          The table below sets forth the names, ages, background and experience of all current directors, including the nominees, and executive officers of the Company.

NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING IN 2007

ROBERT D. BIGGS

Age 61.  Director since 2004; Executive Chairman since May 16, 2004.  Retired Managing Partner, PricewaterhouseCoopers, Indianapolis, Indiana since October 1999; Managing Partner, PricewaterhouseCoopers July 1992 to October 1999.

W AUGUST HILLENBRAND

Age 63.  Director since 1992; Vice-Chairman since May 16, 2004.  Principal, Hillenbrand Capital Partners and Retired President and Chief Executive Officer, Hillenbrand Industries, Batesville, Indiana (a diversified public holding company that manufactures caskets, hospital furniture, hospital supplies and provides funeral planning services) since 2001; Chief Executive Officer, Hillenbrand Industries from 1999 to 2000.  Mr. Hillenbrand is a Director of Hillenbrand Industries and Pella Corporation and is a Trustee of Batesville Girl Scouts and Trustee Emeritus of Denison University.

GLENN E. HARDER

Age 53.  Director since 2004.  President of GEH Advisory Services, LLC (a firm specializing in strategic advisory services) since October 2002; Executive Leader, Business Services of Baptist State Convention of North Carolina (the largest non-profit organization in North Carolina, involving over 4,000 churches and over 1 million members) since February 2004; Executive Vice President and Chief Financial Officer of Coventor, Inc. from May 2000 through October 2002; Executive Vice President and Chief Financial Officer of Carolina Power and Light from October 1994 through March 2000.  Prior to that, Mr. Harder held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting and Treasurer.  He has a Bachelor of Science in Mathematics and a Master of Business Administration from Tulane University and is a Certified Public Accountant.

NED J. SIFFERLEN, PhD

Age 63.  Director since 2004; President Emeritus, Sinclair Community College from September 2003 to present; President, Sinclair Community College from September 1997 to August 2003. Dr. Sifferlen is Chairman of the Board of Directors of Good Samaritan Hospital and is a Director on the Board for both Premier Health Partners and Think TV Public Television.

CLASS OF 2005

JAMES F. DICKE, II

Age 58.  Director since 1990.  Chairman and Chief Executive Officer, Crown Equipment Corporation, New Bremen, Ohio (international manufacturer and distributor of electric lift trucks and material handling products) since 2002; President, Crown Equipment Corporation from 1980 to 2002.  Mr. Dicke is a Director of Gulf States Paper Co. and a Trustee of Trinity University.  Mr. Dicke also is a Commissioner of the Smithsonian American Art Museum.

JAMES V. MAHONEY

Age 59.  Director since 2004.  President and Chief Executive Officer of DPL Inc. and DP&L since May 16, 2004; President, DPL Energy LLC, a wholly-owned subsidiary responsible for wholesale and retail energy sales and marketing since 2003; President, Energy Market Solutions, an energy consulting firm from August 2002 to January 2003; President and Chief Executive Officer, EarthFirst Technologies, Incorporated, a company that licenses evolving technologies for environmental and alternate energy solutions from August 2001 to August 2002; Senior Vice President, PG&E National Energy Group, a wholesale power supplier from May 1999 to July 2001; Senior Vice President, U.S. Generating Company from March 1998 to May 1999.  Mr. Mahoney serves on the Rebuilding Together Dayton Board and is the Vice Chair of the 2004 Fund Campaign for Culture Works.  Mr. Mahoney joined the Company in 2003.

JANE G. HALEY

Age 73.  Director since 1978.  Chairman, President and Chief Executive Officer, Gosiger, Inc., Dayton, Ohio (national importer and distributor of machine tools) since 1972.  Mrs. Haley is a Director of The Ultra-Met Company, ONA America and American Machine Tool Distributors’ Association and is a Trustee of The University of Dayton and Chaminade-Julienne High School.

CLASS OF 2006

ERNIE GREEN

Age 65.  Director since 1991.  President and Chief Executive Officer, Ernie Green Industries, Dayton, Ohio (automotive components manufacturer) since 1981.  Mr. Green is a Director of Pitney Bowes Inc. and Eaton Corp.

PAUL R. BISHOP

Age 61.  Director since 2003.  Chairman and Chief Executive Officer, H-P Products, Inc., Louisville, Ohio (manufacturer of central vacuum, VACUFLO, and fabricated tubing and fittings for industry) since 2001; President, H-P Products, Inc. from 1996 to 2001.  Mr. Bishop is a Director of Hawk Corporation and is a member of Stark Development Board, Mt. Union College Board and Aultman Health Foundation.

GENERAL LESTER L. LYLES (RET.)

Age 58.  Director since 2004.  Commander of Air Force Materiel Command from April 2000 to August 2003, the 27th Vice Chief of Staff of the United States Air Force from 1999 to 2000.  General Lyles is a Trustee of Wright State University, a Director and member of the Audit Committee of General Dynamics Corp. and Director of MTC Technologies.  He is also a member of The President’s Commission on U.S. Space Policy.

          THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

(who are not directors)

MIGGIE E. CRAMBLIT

Age 49.  Vice President and General Counsel, DPL Inc. and DP&L since June 2003; Counsel and Corporate Secretary, Greater Minnesota Synergy from October 2001 to June 2003; Chief Operating Officer, Family Financial Strategies from June 1999 to May 2001; Vice President and General Counsel, Reliant Energy/Minnegasco from December 1990 to May 1999. Ms. Cramblit joined the Company in 2003.

PAMELA HOLDREN

Age 42.  Interim Chief Financial Officer since May 16, 2004; Treasurer, DPL Inc. and DP&L since June 2003; Controller, MVE, Inc. from January 2002 to June 2003; Manager, Financial Planning, DPL Inc. and DP&L from August 2001 to January 2002; Group Controller, DPL Inc. and DP&L from January 2000 to August 2001; Group Controller, Giddings & Lewis from November 1997 to November 1999. Ms. Holdren joined the Company in 2000.

ARTHUR G. MEYER

Age 54.  Vice President and Corporate Secretary, DPL Inc. and DP&L since August 2002; Vice President, Legal and Corporate Affairs, DP&L from November 1997 to August 2002. Mr. Meyer joined the Company in 1992.

GARY STEPHENSON

Age 39.  Vice President, Commercial Operations of DPL Inc. and DP&L since September 17, 2004; Vice President, Commercial Operations, InterGen from April 2002 to September 2004; Vice President, Portfolio Management, PG&E National Energy Group (successor to PG&E Energy Trading) from January 2000 to April 2002; Director, Portfolio Management, PG&E Energy Trading from January 1998 to December 1999.

PATRICIA K. SWANKE

Age 45.  Vice President, Operations, DP&L since September 1999 currently responsible for electric transmission and distribution operations; Managing Director, DP&L from September 1996 to September 1999.  Ms. Swanke joined the Company in 1990.

DANIEL L. THOBE

Age 53.  Corporate Controller of DPL Inc. and DP&L since July 21, 2003; Vice President, Financial Services, Moto Franchise Corporation from February 2003 to July 2003 (successor to Moto Photo, Inc.); Corporate Controller, Moto Photo, Inc. from June 2000 to February 2003; Vice President, Controller and Chief Accounting Officer, Roberds, Inc. from November 1999 to June 2000; Vice President, Corporate Controller, Breuners Home Furnishings Corporation from June 1997 to November 1999. Mr. Thobe joined the Company in 2003.

W. STEVEN WOLFF

Age 50.  President, Power Production, DPL Inc. and DP&L since 2003; Vice President, Power Production, DPL Inc. and DP&L from August 2002 to January 2003; Director, Power Production, DP&L from January 2002 to August 2002; Manager, O.H. Hutchings Station, DP&L from August 2001 to January 2002; Captain, US Navy from January 1998 to August 2001.

BOARD COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

          DPL has designed its executive compensation programs to create a strong and direct link between the compensation paid to senior executives and current and long-term levels of Company performance. The program also recognizes each executive’s individual contribution to that performance. Toward that end, the Compensation Committee annually reviews individual executive performance and evaluates, with its outside compensation consultant, DPL’s executive compensation program.

          The components of DPL’s executive compensation program are base salary, annual incentives, long-term incentives and stock options.

          Annual incentives in 2003 were based on achieving a preset operating cash flow target and individual operating and financial targets such as managing operating and capital budgets, optimizing operating efficiency, managing fuel costs, and ensuring customer satisfaction. Measures and weightings differed for each executive based upon functional responsibility. Target incentive awards ranged from thirty to seventy percent of base salary depending upon the executive’s position based on general industry or utility median levels and were set by the Compensation Committee at or below the median targets established by its compensation consultant. Annual incentive payouts are capped at one hundred and fifty percent (150%) of target. Generally, performance targets for 2003 were met by all executives.

          Long-term incentives in 2003 were based on DPL’s total return to shareholders versus the S&P Utility Index. This long-term incentive program compares DPL’s performance with the 86 companies in the S&P Utility Index. DPL must rank at least above the 40th percentile before any long-term incentives can be earned. DPL ranked in the 80th percentile in 2003, generally equating to a 1.38x payout. Performance payouts are capped at 200% of target.

          In 2003, a portion of compensation and distributions of deferred compensation payable to executives was subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code.  The Compensation Committee generally attempts to structure compensation to preserve tax deductibility.

          CEO Compensation

          Stephen F. Koziar, Jr. was the Chief Executive Officer of the Company during fiscal 2003.  The Chief Executive Officer’s total compensation potential for 2003 was based on the median of general industry practices with the Compensation Committee setting Mr. Koziar’s total compensation below this median.

          Mr. Koziar’s salary was increased accordingly in 2003 based on the Compensation Committee’s assessment of his individual contributions, consistent with the performance criteria used for all executives.  He also received a bonus for 2003 based on improving operating cash flow, securing a price stabilization program, meeting operation and maintenance performance goals and capital budgets which were weighted equally and an award under the long-term incentive program.

          Conclusion

          The Compensation Committee believes the DPL Executive Compensation Programs are designed to properly and responsibly motivate and reward the Company’s management.  The Compensation Committee, in concurrence with its compensation consultant, believe these market based programs are in the best interest of building long-term shareholder value.

DPL Compensation Committee

Jane G. Haley, Chair
Paul R. Bishop, Vice Chair James F. Dicke, II Glenn E. Harder W August Hillenbrand

EXECUTIVE COMPENSATION

Summary Compensation Table

          Set forth below is certain information concerning the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers of DPL and its major subsidiary, DP&L, and for its consultant for the last three fiscal years, for services rendered in all capacities.

		Annual Compensation					Long Term Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation (1) ($)		Securities underlying Options (2) (#)	LTIP (3) ($)	All Other Compensation (4) ($)

Stephen F. Koziar, Jr. (5)	2003	600,000	2,320,000	(6)	4,206		—	2,365,000	6,000
Former President and	2002	375,000	210, 000	(7)	5,026		300,000	—	1,000
Chief Executive Officer	2001	302,000	—		4,346		—	—	1,000
DPL Inc. and DP&L

Caroline E. Muhlenkamp (8)	2003	434,000	3,761,000	(9)	851		—	943,000	2,000
Former Group Vice	2002	364,000	98,000	(7)	959		300,000	—	1,000
President and interim	2001	314,000	—		885		—	691,000	1,000
Chief Financial Officer
DPL Inc. and DP&L

James V. Mahoney (10)	2003	425,000	150,000	(7)	258,000	(15)	100,000	184,000	5,000
President and Chief	2002	—	—				—	—	—
Executive Officer	2001	—	—				—	—	—
DPL Inc. and DP&L

W. Steven Wolff (11)	2003	250,000	113,000	(7)			—	279,000	1,000
President, DPL	2002	200,000	54,000	(7)			—	—	1,000
Power Production	2001	119,000	16,250	(7)			—	—	1,000
DPL Inc. and DP&L

Patricia K. Swanke	2003	230,000	80,000	(7)			—	193,000	1,000
Vice President,	2002	215,000	72,797	(7)			—	—	1,000
Operations	2001	190,000	73,625	(7)			—	—	1,000
DP&L

Peter H. Forster (12)	2003	650,000	5,300,000	(13)			—	700,000	249,000	(14)
Former Chairman and	2002	650,000	100,000	(7)			100,000	—	39,375	(14)
Consultant	2001	600,000	—				—	844,000	43,000	(14)
DPL Inc. and DP&L

(1)	Amounts in this column represent payments by the Company in reimbursement of tax obligations incurred by each person for group life insurance.

(2)

Amounts in this column represent a grant of stock options to each person under the DPL Stock Option Plan.  See “Option Grants in Last Fiscal Year.”  In connection with litigation brought against Messrs. Forster and Koziar and Ms. Muhlenkamp (see “Certain Legal Proceedings”), the Company may seek to revoke certain of these options.  Further, the DPL Inc. Stock Option Plan provides that “no single Participant shall receive Options with respect to more than 2,500,000 shares.”  The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million.  Under Mr. Forster’s Option Agreement, the DPL Inc. Stock Option Plan document controls.  Therefore, this table reflects a conforming total of 2.5 million options.

(3)

Amounts in this column represent annualized incentives earned based on achievement of predetermined total return to shareholder measures and under a long-term incentive program for individuals managing all financial assets.  In 2003, total return to shareholders met the criteria and amounts were earned; in 2002 and 2001 total return to shareholders did not meet the criteria and no incentive was earned.  In 2003 and 2002 no incentives based on performance of financial assets were earned; in 2001 incentive based on financial asset performance was earned by Mr. Forster and Ms. Muhlenkamp.

(4)

All Other Compensation includes:  (i) employer matching contributions of $1,000 on behalf of each person, other than Mr. Forster, under the DP&L Employee Savings Plan made to the DPL Inc. Employee Stock Ownership Plan and (ii) for 2003, insurance premiums for term life policies paid on behalf of each person.

(5)	Mr. Koziar retired as President and Chief Executive Officer of DPL and DP&L on May 16, 2004.

(6)

$1.9 million of the amount shown for Mr. Koziar represents a discretionary payment .  The amount of this payment was calculated by applying the benefit formula that had been in effect under the Company’s Supplemental Executive Retirement Plan (SERP) to the compensation earned by Mr. Koziar from the effective date of Mr. Koziar’s entry date into the SERP (August 1, 1969).  The discretionary payment was calculated as if Mr. Koziar continued to participate in the SERP through April 30, 2003.  Mr. Koziar’s participation in the SERP was terminated in 2000 in anticipation of an acquisition of the Company that was not completed.  $420,000 of the amount shown represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.

(7)

The amount in this column represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.  Amounts do not include distributions of earnings that had been previously deferred.

(8)	Ms. Muhlenkamp resigned as Group Vice President and interim CFO on May 16, 2004.

(9)

$3.4 million of the amount shown for Ms. Muhlenkamp represents a discretionary payment.  The amount of this payment was calculated by applying the benefit formula that had been in effect under the SERP to the compensation earned by Ms. Muhlenkamp from the effective date of Ms. Muhlenkamp’s purported entry date into the SERP (July 1, 1991).  The discretionary payment was calculated as if Ms. Muhlenkamp continued to participate in the SERP through April 30, 2003.  Ms. Muhlenkamp’s participation in the SERP was terminated in 2000 in anticipation of an acquisition of the Company that was not completed.  $361,000 of the amount shown represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.  The discretionary payments made to Ms. Muhlenkamp were not calculated in accordance with the SERP to the extent that the amount credited to her account reflected increased salary and years-of-service credits.

(10)	Mr. Mahoney joined DPL in January 2003. Mr. Mahoney was appointed CEO of DPL and DP&L on May 16, 2004.

(11)	Mr. Wolff joined DPL in August 2001.

(12)	Mr. Forster resigned as Chairman and consultant to the Company on May 16, 2004.

(13)

$4.9 million of the amount shown for Mr. Forster represents a discretionary payment.  The amount of this payment was calculated by applying the benefit formula that had been in effect under the SERP to the compensation earned by Mr. Forster from the effective date of Mr. Forster’s entry date into SERP (June 1, 1974).  The present value of such annual benefit stream was credited to Mr. Forster’s deferred compensation plan account in 2003.  $400,000 of the amount shown represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.

(14)	Represents the amount of fees and value of stock awards received for services as a director.

(15)	Represents relocation expense reimbursement, grossed-up to reimburse for the additional tax liability.

Option Grants in Last Fiscal Year

          The following table sets forth information concerning individual grants of stock options made to the named executive officers during the fiscal year ended December 31, 2003.

	Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (2)

James V. Mahoney	100,000	100%	$ 15.88	1/3/13	$ 376,900

(1)

Options granted pursuant to the DPL Inc. Stock Option Plan on January 3, 2003. These options vest in five cumulative installments of 20% on December 31, 2003, 2004, 2005, 2006 and 2007 and become exercisable on January 1, 2005.

(2)

The grant date present value was determined using the Black-Scholes pricing model. Significant assumptions used in the model were: expected volatility 35.0%, risk-free rate of return 4.05%, dividend yield of 5.08% and time of exercise 8 years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

          The following table sets forth information concerning exercise of stock options during fiscal 2003 by each of the directors, executive officers and non-voting observers and the fiscal year-end value of unexercised options.

Name	Shares acquired on exercise (#)	Value realized	Number of securities underlying unexercised options at fiscal year end (#)		Value of unexercised in-the money options at fiscal year- end (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Peter H. Forster (2) (3)	—	—	—	2,500,000	—	593,000
Stephen F. Koziar, Jr. (3)	—	—	—	795,000	—	1,779,000
James V. Mahoney	—	—	—	100,000	—	500,000
Caroline E. Muhlenkamp (3)	—	—	—	1,305,000	—	1,779,000
Patricia K. Swanke	—	—	—	50,000	—	—
W. Steven Wolff	—	—	—	—	—	—

(1)	Unexercised options were in-the-money if the fair market value of the underlying shares exceeded the exercise price of the option at December 31, 2003.

(2)

The DPL Inc. Stock Option Plan provides that “no single Participant shall receive Options with respect to more than 2,500,000 shares.”  The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million.  Under Mr. Forster’s Option Agreement, the DPL Inc. Stock Option Plan document controls.  Therefore, this table reflects a conforming total of 2.5 million options.

(3)

The Company, DP&L and MVE have filed a lawsuit against Messrs. Forster and Koziar and Ms. Muhlenkamp alleging breach of fiduciary duty and breach of their respective employment agreements.  (See “Certain Legal Proceedings.”)  In connection with that litigation, the Company may seek to revoke certain of these options.

Equity Compensation Plan Information

          The following table sets forth certain information as of December 31, 2003, with respect to the Company’s equity compensation plans under which shares of the Company’s equity securities may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders:
DPL Inc. Stock Option Plan (1)	6,960,168	$20.81	1,039,832
Equity compensation plans not approved by security holders:
Directors’ Deferred Stock Compensation Plan (2)	279,939	N/A	See Notes 2 and 4
Management Stock Incentive Plan (3)	1,103,308	N/A	See Notes 3 and 4

Total	8, 343,415

(1)

The DPL Inc. Stock Option Plan provides that “no single Participant shall receive Options with respect to more than 2,500,000 shares.”  The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million.  Under Mr. Forster’s Option Agreement, the DPL Inc. Stock Option Plan document controls.  Therefore, this table reflects a conforming total of 2.5 million options.

(2)

The Directors’ Deferred Stock Compensation Plan (the “Directors’ Stock Plan”) provided for the annual award of DPL common shares to non-employee directors for services as a director.  All shares awarded under the Directors’ Stock Plan are transferred to the Master Trust.  There was no stated maximum number of shares that may have been awarded under the Directors’ Stock Plan.

(3)

The Management Stock Incentive Plan provides for the award of SIUs to executives.  Earning of SIUs is dependent on the achievement of long-term incentives, including the performance of DPL over various performance periods.  For each SIU that is earned and vests, a participant receives the equivalent of one DPL common share plus dividend equivalents from the date of award.

(4)

DPL has secured its obligations under the Director’s Deferred Stock Compensation Plan and the Management Stock Incentive Plan by market purchases of DPL common shares by the Master Trust.  Accordingly, issuance of shares to directors or executives under these plans will not increase the number of DPL common shares issued.

Pension Plans

          The following table sets forth the estimated total annual benefits payable under the DP&L retirement income plan and the supplemental executive retirement plan, if applicable, to executive officers at normal retirement date (age 65) based upon years of credited service and final average annual compensation (including base and incentive compensation) for the three highest years during the last five years:

Final Average Annual Earnings	Total Annual Retirement Benefits for Years of Credited Service at Age 65

	10 Years	15 Years	20 Years	30 Years

$ 200,000	$48,288	$72,432	$96,576	$128,821
400,000	105,288	157,932	210,576	242,821
600,000	162,288	243,432	324,576	356,821
800,000	219,288	328,932	438,576	470,821
1,000,000	276,288	414,432	552,576	584,821
1,200,000	233,288	499,932	666,576	698,821
1,400,000	390,288	585,432	780,576	812,821

The years of credited service are Mr. Forster - 23 years; Mr. Koziar – 34 yrs.; Ms. Muhlenkamp – 13 yrs.; Mr. Mahoney – 0 yrs.; Mr. Wolff – 1 yr.; and Ms. Swanke – 13 years.  Benefits are computed on a straight-life annuity basis, are subject to deduction for Social Security benefits and may be reduced by benefits payable under retirement plans of other employers.

Deferred Compensation Distributions

          DPL maintains a Key Employee Deferred Compensation Plan (the DCP) and a 1991 Amended Directors’ Deferred Compensation Plan (the Directors’ DCP and collectively with the DCP, the Deferred Compensation Plans) for certain senior executives, directors and other key employees.  The Deferred Compensation Plans generally enable participants to defer all or a portion of their cash compensation earned in a particular year.  If an individual elects to defer any amount, such deferred amounts are reported as compensation in the year earned and are credited to the individual’s deferred compensation plan account.  The Company has funded its obligations to participants through a trust, which is included in the Consolidated Balance Sheet in “Other Assets – Other.”  Deferred compensation plan account balances accrue earnings based on the investment options selected by the participant.   Interest, dividends and market value changes are reflected in the individual’s deferred compensation plan account.   Deferred compensation plan account balances generally are paid following the termination of the participant’s employment with the Company, in a lump sum or over time as determined by the participant’s deferral election form, and in-service distributions generally are not allowed. In certain circumstances the plan provides for a 10% penalty for early withdrawal.  Payments under the DCP are in cash or DPL common shares, provided that distributions attributable to investments in DPL common shares must be paid in common shares.  As discussed in “Certain Legal Proceedings,” certain amendments to the Deferred Compensation Plans purportedly made in December 2003 had the effect of eliminating some of these restrictions for certain senior executives and facilitating these executive officers to receive cash distribution from their deferred compensation balances.  The Company has initiated legal proceedings challenging the validity of these amendments and the distributions.

          The Company also has maintained a Management Stock Incentive Plan (the MSIP and together with the Deferred Compensation Plans, the Plans) for key employees selected by the Compensation Committee.  New awards under the MSIP were discontinued in 2000.  Under the MSIP, the Committee granted Stock Incentive Units (SIUs) to MSIP participants, with each SIU representing one DPL common share.  SIUs were earned based on the achievement of performance criteria set by the Compensation Committee and vested over time (subject to acceleration of earning and vesting on the occurrence of certain events or at the discretion of the Company’s Chief Executive Officer or the Compensation Committee).  Earned SIUs were credited to a participant’s account under the MSIP and accrue dividends like DPL common shares.  Under the MSIP, earned and vested SIUs are to be paid in DPL common shares in a lump sum or over time as determined by the participant’s deferral election.

          The Company has found that restated versions of the MSIP exist that incorporate amendments purportedly made in May 2002 and December 2003, but the Company is unable to substantiate that the Board or the Compensation Committee ever authorized those amendments.  The May 2002 purported amendment provided that effective January 1, 2002, upon termination of employment of a participant who also participates in the DCP, the participant’s earned SIUs would be transferred to the participant’s deferred compensation account and deemed invested in shares of DPL common stock.  Six months after termination of the participant’s employment, the participant or the Company would be entitled to elect to allocate the value of the credited DPL common shares to other investments under the DCP that are designated by the participant.  The December 2003 purported amendment would have deleted a provision, added in 2000 when the Company’s Stock Option Plan was adopted, locking up until January 1, 2005 certain MSIP awards that previously had been granted to participants who were receiving options under the new Stock Option Plan.  The Company has initiated legal proceedings which challenge the validity of that purported amendment.  (See “Certain Legal Proceedings.”)

          The Compensation Committee has the authority to amend, modify or terminate each Plan. Notwithstanding the validity of the purported amendments to the plans, the Company has accounted for the plans as they have been administered.

          The Company maintains a Supplemental Executive Retirement Plan (the SERP).  In February 2000, the Compensation Committee approved certain modifications to the SERP.  The Company has found that a restated version of the SERP exists that incorporates amendments purportedly made in December 2002 concerning payments to be made in the event of a change of control.  However, the Company is unable to substantiate that the Board or the Compensation Committee ever authorized those amendments.

          In 2000, in anticipation of the possible acquisition of the Company, the participation by certain officers (including Mr. Koziar and Ms. Muhlenkamp) in the Company’s SERP terminated.  The present value of each officer’s accrued benefit under the SERP as determined by DPL’s actuary ($3.5 million for Mr. Koziar and $1.4 million for Ms. Muhlenkamp) was then credited to each officer’s deferred compensation plan account.  The present value calculation for Ms. Muhlenkamp was not computed in accordance with the SERP to the extent that the amount credited to her account reflected increased salary and years-of-service credits.  Subsequently, in April 2003, as Mr. Koziar and Ms. Muhlenkamp had continued their employment with the Company and no acquisition of the Company had occurred, the Compensation Committee approved discretionary payments to these individuals.  The discretionary payments were calculated as if Mr. Koziar and Ms. Muhlenkamp continued to participate in the SERP through April 30, 2003.  The discretionary payments made in 2003 were $1.9 million for Mr. Koziar and $3.4 million for Ms. Muhlenkamp. The discretionary payments made to Ms. Muhlenkamp were not calculated in accordance with the SERP to the extent that the amount she received reflected increased salary and years-of-service credits.

          In April 2003, the Compensation Committee also approved a discretionary payment to Mr. Forster.  Mr. Forster elected to have this amount credited to his deferred compensation plan account.  The discretionary payment, in the amount of $4.9 million, was calculated as if Mr. Forster continued to participate in the SERP through April 30, 2003.  Mr. Forster’s participation in the SERP was terminated in 1997 upon his retirement from the Company.  The discretionary payment made in 2003 represented the difference in the net present value of the SERP benefit Mr. Forster would have received if he had been entitled to continue to accrue benefits under the SERP through April 30, 2003 and the amount he was awarded in 1997 based upon his calculated benefit at that date.

          In December 2003, a number of amendments purportedly were made to the DCP, the MSIP and the Directors’ DCP.  The Company has not been able to substantiate that the amendments purportedly made to the Directors’ DCP were ever approved by the Compensation Committee of the Board.  Moreover, the Company has initiated legal proceedings challenging the validity of the amendments purportedly made to the DCP, the MSIP and Directors DCP.  (See “Certain Legal Proceedings.”)  The purported amendments included the following:

•

The DCP purportedly was amended to provide that if, as of December 2, 2003 and as to DCP participants who were employed by or providing ongoing consulting services to DPL on that date or thereafter, the amount credited to the participant’s deferred compensation plan account (excluding amounts deemed invested in DPL common shares) was in excess of $500,000, the Company would pay to the participant in cash the balance over $250,000.  The purported DCP amendment also provided for distribution of the excess over $450,000 in a participant’s deferred compensation plan account on December 31 of each year beginning in 2004, if the deferred compensation plan account exceeded $500,000.  As of the date this purported amendment was to have taken effect, Messrs. Forster and Koziar and Ms. Muhlenkamp were the only eligible participants.

•

The Directors’ DCP purportedly was amended to provide for similar distributions beginning December 31, 2004.  The Plan accounts of all of the Directors are deemed to be invested in DPL common shares, and no distributions will be made to the Directors as a result of the amendment.

•

The MSIP purportedly was amended to delete a provision, added in 2000 when the Company’s Stock Option Plan was adopted, locking up until January 1, 2005 certain MSIP awards that previously had been granted to participants who were receiving options under the new Stock Option Plan.  In addition, the MSIP purportedly was modified to allow conversion of SIUs to other investments at the discretion of the CEO, or in the case of the CEO’s own SIUs, at the discretion of the Compensation Committee.

•

In connection with the purported December 2003 DCP amendments, Mr. Forster, Mr. Koziar and Ms. Muhlenkamp exchanged letters with the Company in which they purportedly consented to the purported amendments.  The letters also provided, with respect to their MSIP accounts, that, notwithstanding the MSIP requirement that SIUs be paid solely in DPL common shares, each could request that his or her SIUs in excess of the shares required to be held under the Company’s Executive Management Share Ownership Guidelines be converted to cash and the cash transferred to his or her deferred compensation plan account.  The Company’s records do not reflect that the MSIP was ever amended to provide for requests to convert excess shares into cash and distribute that cash to the participant’s deferred compensation account.

          As a result of the purported DCP and MSIP amendments and the letters’ provisions, as well as the discretionary payments described above, the following transfers were made from the MSIP to the Deferred Compensation Plan account for Mr. Koziar 11,818 SIU’s at $21.15 per share; Mr. Forster 108,973 SIUs at $21.15 per share; and Ms. Muhlenkamp 336,952 SIUs at $21.15 per share.  In addition pre-tax distributions of $7.1 million, $9.7 million and $16.3 million were made from their deferred compensation plan accounts to Mr. Forster, Mr. Koziar and Ms. Muhlenkamp, respectively, in December 2003.

          Following the December 2003 purported amendments to the DCP and MSIP and the resulting distributions made to Mr. Forster, Mr. Koziar and Ms. Muhlenkamp, the Company began an internal investigation of those events.  As a result of that investigation, the Company initiated legal proceedings challenging the validity of those amendments and the propriety of those distributions.  (See “Certain Legal Proceedings.”)

Consulting Contract and Employment Agreements

Peter H. Forster

          Mr. Forster served as non-employee Chairman of the Board of Directors and consultant to the Company, DP&L and MVE from January 1, 1997 to May 16, 2004 pursuant to a consulting contract, dated December 31, 1996, as amended.  The consulting contract automatically renewed for a one-year term on each December 31 unless either party gave at least 15 months’ written notice of nonrenewal.  The consulting contract would have continued for at least 36 months following a change of control.  The Company was also obligated to require any successor to all or substantially all of its business or assets to assume the consulting contract.

          Mr. Forster resigned on May 16, 2004.  In connection with Mr. Forster’s resignation, the Company reserved all rights and defenses and Mr. Forster reserved all rights and entitlements under applicable law and under any existing contract between Mr. Forster, the Company and all of its subsidiaries.  Mr. Forster, along with Ms. Muhlenkamp, filed a lawsuit against the Company, DP&L and MVE claiming that he was wrongfully terminated and is entitled to certain rights and benefits.  The Company, DP&L and MVE have filed a lawsuit against Mr. Forster alleging that he breached his fiduciary duties and breached his consulting contract and claim that they no longer owe Mr. Forster any further benefits under his contract.  (See “Certain Legal Proceedings.”)  In those proceedings, Mr. Forster claimed that he is entitled to rights and benefits under purported agreements with the Company.  The Company has confirmed that only certain of these purported agreements were properly approved. The following description of Mr. Forster’s consulting contract is a summary of the contract that the Company believes was in effect at the time of his resignation.

Compensation and Indemnification

          For his service as Chairman, Mr. Forster’s contract provided for (i) director’s and similar fees as are customarily paid to other non-employee directors, including stock awards under DP&L’s Directors’ Deferred Stock Compensation Plan; (ii) an additional opportunity for Mr. Forster to receive 35,000 of the Company’s common shares on each January 1 during the term of the contract, subject to earning and vesting criteria; (iii) participation in DP&L’s 1991 Amended Directors’ Deferred Compensation Plan; and (iv) other compensation and benefits as are customarily provided to other non-employee directors of the Company and DP&L.

          For his service as a consultant, Mr. Forster’s contract provided for (i) an annual base consulting fee of $650,000 for the year ended December 31, 2003 and (ii) for calendar years 2000 and after, a bonus calculated in accordance with the MVE Incentive Program.  The MVE Incentive Program provided for incentive compensation (an MVE Payment) based on the cumulative cash distributed to the Company or attributable to each separate investment made by any private equity partnership in which the Company has invested at any time prior to the termination of his contract, less the amount invested, expenses, bonuses previously paid and any losses, in which losses not offset against any year’s cash return are carried over and applied against cash returned in future years.  Mr. Forster’s consulting contract stated that for 2003 and for each calendar year thereafter, Mr. Forster’s MVE Payment was equal to 2.75% of such amount.

          Mr. Forster’s contract also stated that the Company and DP&L would provide Mr. Forster with life, health, accident and disability insurance benefits and will pay a death benefit of $1.0 million to Mr. Forster’s beneficiary upon Mr. Forster’s death during the term of the contract.

          Mr. Forster’s contract stated that the Company and DP&L will indemnify Mr. Forster against any and all losses, liabilities, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement incurred by Mr. Forster in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either the Company or DP&L, by reason of any act or omission to act in connection with the performance of his duties under the contract to the full extent that the Company and DP&L are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

          In connection with Mr. Forster’s resignation, the Company agreed to advance reasonable attorney’s fees incurred by Mr. Forster in defending any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action brought derivatively on behalf of the Company, by reason of any act or omission by Mr. Forster to act as director, trustee, officer, employee or agent to the full extent permitted by Ohio law.  Any such advancement of expenses was subject to the Company’s receipt of an undertaking by Mr. Forster to repay any such amounts unless it is ultimately determined that he is entitled to be indemnified by the Company as authorized by Article VII of the Company’s Code of Regulations and Ohio law.  However, the lawsuit filed by the Company, DP&L and MVE against Mr. Forster seeks a declaration that he is not entitled to such advancements and must repay advances already made because he is unable to demonstrate entitlement to such indemnification.

Termination

          Mr. Forster’s contract may be terminated upon written notice by (i) the Company or DP&L on account of Mr. Forster’s disability or for “cause” or (ii) Mr. Forster for “good reason.”

          “Cause” is defined as (i) commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs or (iv) if no change of control has occurred (other than a change of control resulting from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), the failure by Mr. Forster to substantially perform his duties (other than any failure resulting from his physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors.

          “Good Reason” is defined as (i) the failure to elect Mr. Forster to Chairman of the Board of Directors or Chairman of the Executive Committee for any reason, other than Mr. Forster’s termination due to death or disability, by the Company or DP&L for cause, or by Mr. Forster for good reason; (ii) the assignment of any duties inconsistent with the duties contemplated by the consulting contract without Mr. Forster’s consent; (iii) if within 36 months after the date of a change of control (other than a change of control resulting from the commencement of a tender offer or the Company entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), Mr. Forster determines that he is unable to discharge his duties effectively; (iv) the failure of the Company or DP&L to obtain the assumption of the contract by any successor; (v) the termination of the contract by the Company or DP&L without satisfying the applicable requirements; or (vi) any other material breach of the contract by the Company or DP&L.

          Upon termination of the contract for any reason, including expiration of the term, the contract provided for (i) a lump sum cash payment to Mr. Forster of the directors’ fees and base consulting fees through the date of termination; (ii) the continuation of Mr. Forster’s MVE Payment on an annual basis; (iii) continuation of medical benefits to Mr. Forster and his spouse for life and to any of Mr. Forster’s eligible dependents; and (iv) payment of all other accrued benefits to which Mr. Forster was entitled through the date of termination.  The contract also stated that all earned and vested stock awards granted to Mr. Forster pursuant to the Directors’ Deferred Stock Plan and all compensation deferred under the Directors’ Deferred Compensation Plan would be payable to Mr. Forster in accordance with the terms of such plan.

          If the contract is terminated prior to the expiration of the term by Mr. Forster for good reason or by the Company or DP&L, other than for cause or Mr. Forster’s disability, and Mr. Forster was not entitled to receive change of control benefits for a change of control (other than a change of control resulting from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), then, in addition to the payments and benefits described above, the consulting contract provided for (i) a lump sum cash payment equal to the amount of the annual base consulting fees that would have been payable for the remainder of the term; (ii) all unearned and/or unvested stock incentive units awarded under the MSIP and all unearned and/or unvested stock awards granted under the Directors’ Deferred Stock Plan would be deemed fully earned and vested; and (iii) continuation of all life, medical, accident and disability insurance for Mr. Forster, his spouse and his eligible dependents for the remainder of the term.

Change of Control

          Mr. Forster’s contract also provided for benefits and payments after the occurrence of a “change of control” (as such term is defined in the agreement).  Upon a change of control, the contract stated that the Company and DP&L would transfer cash or other property in an amount sufficient to fund all benefits and payments to the master trust.  In addition, the contract provided a gross-up payment if any excise tax was imposed upon a change of control such that Mr. Forster was in the same after-tax position as if no excise tax was imposed.

          If a change of control occurred (other than a change of control resulting from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), the contract provided for (i) a lump sum cash payment to Mr. Forster equal to the sum of (a) 200% of the annual base consulting fees; (b) 200% of the average annual bonus paid to Mr. Forster for the three years immediately preceding the date of the change of control; and (c) any gross-up payment payable to Mr. Forster for excise taxes; (ii) payment of one-half of the amount calculated in clause (i) in consideration of Mr. Forster’s agreement to be subject to a non-compete covenant; (iii) all unearned and/or unvested stock incentive units awarded under the MSIP and all unearned and/or unvested stock awards granted under the Directors’ Deferred Stock Plan would be deemed fully earned and vested; and (iv) continuation of all life, medical, accident and disability insurance for Mr. Forster, his spouse and his eligible dependents until the third anniversary of the date of the change of control.

          If a tender offer was commenced or the Company or DP&L entered into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets, then upon any subsequent termination of Mr. Forster’s contract at any time within 36 months of the change of control and prior to the occurrence of another change of control or the consummation of such tender offer or agreement, Mr. Forster’s contract provided for the benefits and payments described above unless the contract was terminated for cause, on account of Mr. Forster’s death or disability or by Mr. Forster without good reason.  However, in the event of such a change of control, if the tender offer or agreement was abandoned or terminated, and a majority of the original directors and/or their successors (as such terms are defined in the contract) determined that the tender offer or agreement would not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination would have not entitled Mr. Forster to these benefits.  Neither the Company nor DP&L experienced a change of control while Mr. Forster served as Chairman and consultant to the Company.

February 2004 Letters

          Mr. Koziar executed two letters (each dated as of February 2, 2004) to Mr. Forster, both of which were agreed to and acknowledged by Mr. Forster.  In addition, Mr. Koziar sent a letter to Mr. Forster dated February 3, 2004.  The letters described new terms and modifications to Mr. Forster’s consulting contract, an amended version of which was attached to the February 2, 2004 letter.  The modifications included:

•

changing Mr. Forster’s severance compensation after a change of control from 200% of the average annual bonus paid to Mr. Forster for the three years prior to his termination to 200% of the average of his incentive compensation for the three of the last ten years prior to his termination, whether or not consecutive, that yielded the highest average incentive compensation;

•

adding a “clarification” that a transferee of all or a portion of the Company’s interest in the financial asset portfolio will be required specifically to assume the Company’s obligation to pay Mr. Forster the MVE Incentive Payment pursuant to Annex A of his contract;

•	increasing the duration of Mr. Forster’s non-compete agreement from two to three years;

•	increasing Mr. Forster’s consulting fee to $750,000; and

•	entitling Mr. Forster to receive gross-up payments for any excise taxes on the date of termination rather than 15 days after such date.

          An amended contract was never signed by the Company.  In addition, neither the Board nor the Compensation Committee approved or authorized the modifications and new terms described above.  The Company, DP&L and MVE have commenced litigation seeking a declaration that the amendments described above were not effective. However, in the litigation action brought by Mr. Forster and Ms. Muhlenkamp, in which they alleged a breach of contract, Mr. Forster claimed that the letters governed his relationship with the Company and that he is entitled to the benefits contained therein.  (See “Certain Legal Proceedings.”)

Stephen F. Koziar, Jr.

          Mr. Koziar served as the President and Chief Executive Officer of the Company and DP&L from January 1, 2003 to May 16, 2004 pursuant to an employment agreement dated October 17, 2002 and a letter agreement dated December 15, 2000.  Mr. Koziar also served as a director and Secretary/Treasurer of MVE from 1998 until his retirement.  The term of Mr. Koziar’s employment agreement was through December 31, 2005 unless terminated by the Company or Mr. Koziar at any time, with or without cause, upon 180 days written notice.

          Mr. Koziar retired from the Company on May 16, 2004.  In connection with his retirement, the Company reserved all rights and defenses and Mr. Koziar reserved all rights and entitlements under applicable law and under any existing agreement.  The Company, DP&L and MVE have filed a lawsuit against Mr. Koziar alleging that he breached his fiduciary duties and breached his employment agreement and claim that they no longer owe Mr. Koziar any further benefits under his contract.  (See “Certain Legal Proceedings.”)

          The Company has initiated legal proceedings against Mr. Koziar relating to, among other things, his employment agreement (see “Certain Legal Proceedings”).  The Company has found that two versions of Mr. Koziar’s employment agreement exist, the initial version and an amended version.  However, the Company has not been able to confirm that the amended version was ever approved by the Compensation Committee or the Board of Directors.  Therefore, the initial version is reflected in the following discussion.  The Company also has found two versions of the December 15, 2000 letter agreement with Mr. Koziar featuring different averaging formulas for determining the incentive compensation payment following a change of control.  The Company believes that the version that was a three-most-recent years averaging formula, rather than taking the highest three years of the past ten, is the original version and it has not been able to substantiate that the other version was ever approved by the Compensation Committee or the Board of Directors.  The following discussion reflects what the Company believes were in effect at the time of Mr. Koziar’s retirement.

Compensation and Indemnification

          Mr. Koziar’s employment agreement provided for (i) an annual base salary of not less than $600,000; (ii) participation in the Management Incentive Compensation Plan (MICP); (iii) eligibility to be granted options under DPL’s Stock Option Plan; (iv) participation in other incentive programs; and (v) such fringe benefits (including medical, life and disability insurance benefits and retirement benefits) as are generally made available to other executive level employees.

          Mr. Koziar’s agreement stated that the Company and DP&L will indemnify Mr. Koziar against any and all losses, liabilities, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement incurred by Mr. Koziar in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either the Company or DP&L, by reason of any act or omission to act in connection with the performance of his duties under the contract to the full extent that the Company and DP&L are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

          In connection with Mr. Koziar’s retirement, the Company agreed to advance reasonable attorney’s fees incurred by Mr. Koziar in defending any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action brought derivatively on behalf of the Company, by reason of any act or omission by Mr. Koziar to act as director, trustee, officer, employee or agent to the full extent permitted by Ohio law.  Any such advancement of expenses was subject to the Company’s receipt of an undertaking by Mr. Koziar to repay any such amounts unless it is ultimately determined that he is entitled to be indemnified by the Company as authorized by Article VII of the Company’s Code of Regulations and Ohio law.  However, the lawsuit filed by the Company, DP&L and MVE against Mr. Koziar seeks a declaration that he is not entitled to such advancements and must repay advances already made because he is unable to demonstrate entitlement to such indemnification.

Termination

          Mr. Koziar’s employment agreement was terminable by the Company without “cause” on 180 days prior written notice, or with “cause” without prior notice; Mr. Koziar could terminate the agreement on 180 days written notice.  “Cause” is defined as (i) the commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs, or (iv) the failure by Mr. Koziar  to substantially perform his duties under the agreement (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors of DPL.

          If Mr. Koziar’s employment was terminated for any reason, the December 15, 2000 letter agreement provided for (i) a lump sum cash payment to Mr. Koziar equal to the sum of his full base salary through the date of termination and the amount of the awards earned pursuant to any incentive compensation plan that have not been paid (other than any deferred compensation plan in which he made a contrary installment election); (ii) continuation of medical benefits for him and his spouse for life; and (iii) payment of any other accrued benefits to which he was entitled through the date of termination.

          If Mr. Koziar’s employment was terminated prior to December 31, 2005 by the Company without “cause”, other than in connection with a change of control, or by Mr. Koziar, and at the time of termination, any of the following executive positions are filled by more than one person: President or Chief Operating Officer of (1) DPL, (2) DP&L or (3) DPL Energy LLC; then the employment agreement states that: (i) the Company and DP&L will pay Mr. Koziar’s base salary through December 31, 2005; (ii) the Company and DP&L would pay Mr. Koziar the annual bonus he would have received pursuant to the MICP for the year during which termination occurs had he still been employed as of the last day of such year; and (iii) any unvested options granted under the Company’s Stock Option Plan would be deemed fully vested.  However, the Company and DP&L would not have those obligations, if Mr. Koziar’s employment was terminated for “cause”.

          The other version of Mr. Koziar’s agreement, which the Company does not believe became effective, removed all provisions regarding “cause”.  Under that version, the agreement was terminable by any party at any time on 180 days written notice.  Any termination at a time when (a) any of the following executive positions were filled by more than one person: President or Chief Operating Officer of (1) DPL, (2) DP&L or (3) DPL Energy LLC, or (4) a new CEO of DPL had been elected would have required that: (i) the Company and DP&L would pay Mr. Koziar’s base salary through December 31, 2005; (ii) the Company and DP&L would pay Mr. Koziar the annual bonus he would have received pursuant to the MICP for the year during which termination occurs had he still been employed as of the last day of such year; and (iii) any unvested options granted under the Company’s Stock Option Plan would have been deemed fully vested.  Additionally, that version of Mr. Koziar’s agreement contained a provision under which Mr. Koziar would refrain for two years from participating in certain forms of competition with DPL and DP&L.

          In addition to the above, if Mr. Koziar’s employment was terminated due to his death, then Mr. Koziar’s estate would be entitled to his base compensation through December 31, 2005.

Change of Control

          If a change of control occurred (other than a change of control resulting from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), Mr. Koziar’s December 15, 2000 letter agreement provided for (i) a lump sum cash payment to Mr. Koziar equal to the sum of 200% of (a) the annual base salary and (b) the average of the last three annual award payments made to Mr. Koziar under the MICP prior to the change of control, including any portion of the payments he elected to have credited to his deferred compensation plan account; (ii) payment of one-half of the amount calculated in clause (i) in consideration of Mr. Koziar’s agreement to be subject to non-compete and confidentiality covenants; (iii) gross-up payments for excise taxes; and (iv) any and all awarded stock incentive units pursuant to the MSIP (other than to the extent related to a completed period for which the determination of the number of earned stock incentive units had already been made; and not to exceed the number of stock incentive units comprising the target award under the applicable stock incentive award regardless of the potential to earn more than such target award) being deemed earned stock incentive units which are vested, and all such earned stock incentive units shall be payable.  Mr. Koziar’s agreement permitted Mr. Koziar to defer the payment described in clause (ii), in which event the amount would be credited to his deferred compensation plan account.  In addition, if Mr. Koziar’s agreement was terminated within twelve months of such change of control, his agreement stated that Mr. Koziar would receive the benefits described below unless such termination is for cause or due to Mr. Koziar’s death or disability.

          Under the December 15, 2000 letter agreement, if a tender offer was commenced or the Company or DP&L entered into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets, then upon any subsequent termination of Mr. Koziar’s agreement within 36 months of the change of control and prior to the occurrence of another change of control or the consummation of such tender offer or agreement, Mr. Koziar’s agreement provided for (i) the payments described above; (ii) in the event that the change of control preceded the completion of a period in which Mr. Koziar could have earned compensation pursuant to the MICP or any other incentive plan (other than the MSIP), a lump sum cash payment to Mr. Koziar equal to the average of the last three annual award payments to him under the MICP or other incentive plan (other than the MSIP), including any portion of such payments that he elected to have credited to his deferred compensation plan account (a second version of the letter agreement calculated this average based on the three calendar years out of the last ten consecutive years which yielded the highest average of incentive compensation); (iii) payment of any cash or shares of the Company’s stock awarded pursuant to the MICP or any action taken by the Board of Directors prior to the change of control which had been deferred; provided, however, that any deferral election that Mr. Koziar selected would remain in effect; and (iv) continuation of all life, health, accident and disability insurance until the third anniversary of the date of the change of control or until an essentially equivalent benefit was made available to Mr. Koziar by a subsequent employer at no cost to Mr. Koziar; provided, however, that such benefits and payments would not be made if the agreement was terminated by the Company or DP&L for cause, by Mr. Koziar, or on account of Mr. Koziar’s death or disability.  In the event of such a change of control, if the tender offer or agreement was abandoned or terminated, and a majority of the original directors and/or their successors determine that the tender offer or agreement would not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination would not entitle Mr. Koziar to the benefits described above.

          Upon any change of control, Mr. Koziar’s letter agreement stated that the Company and DP&L would transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the master trust.  In addition, the letter agreement provided a gross-up payment if any excise tax was imposed upon a change of control such that Mr. Koziar was in the same after-tax position as if no excise tax was imposed.  Neither the Company nor DP&L experienced a change of control while Mr. Koziar was employed by the Company.

Caroline E. Muhlenkamp

          Ms. Muhlenkamp served as director and President of MVE from November 1998 and Group Vice President and interim Chief Financial Officer of the Company and DP&L from April 2003 to May 16, 2004.  During 2003, her employment terms were governed by an employment agreement dated as of December 14, 2001 and a letter agreement dated December 15, 2000 that was signed in 2002.

          Ms. Muhlenkamp and the Company are presently engaged in legal proceedings that relate, in part, to her employment agreement (see “Certain Legal Proceedings”).  In those proceedings, Ms. Muhlenkamp claimed that she is entitled to rights and benefits under purported agreements with the Company.  The Company believes that only certain of these purported agreements were properly approved.  The following description of Ms. Muhlenkamp’s employment agreement is a summary of the agreement that the Company believes was in effect at the time of her resignation.

          The term of Ms. Muhlenkamp’s employment agreement commenced on December 14, 2001 and continued thereafter until terminated by the Company or Ms. Muhlenkamp at any time, with or without cause, upon 180 days written notice, except that if the Company terminated the agreement for cause (as defined in the agreement), no such notice was required.  The agreement would have terminated upon Ms. Muhlenkamp’s death or disability.  The Company was also obligated to require any successor to all or substantially all of its business or assets to assume her employment agreement.

          Ms. Muhlenkamp resigned on May 16, 2004.  In connection with Ms. Muhlenkamp’s resignation, the Company reserved all rights and defenses and Ms. Muhlenkamp reserved all rights and entitlements under applicable law and under any existing agreements.  Ms. Muhlenkamp, along with Mr. Forster, filed a lawsuit against the Company, DP&L and MVE claiming that she was wrongly terminated and is entitled to certain rights and benefits.  The Company, DP&L and MVE have filed a lawsuit against Ms. Muhlenkamp alleging that she breached her fiduciary duties and breached her employment contract and claim that they no longer owe Ms. Muhlenkamp any further benefits under her contact.  (See “Certain Legal Proceedings.”)

Compensation and Indemnification

           Ms. Muhlenkamp’s agreement provided for (i) an annual base salary to be determined from time to time;  (ii) an MVE Payment calculated in accordance with the MVE Incentive Program; and (iii) other standard fringe benefits, including medical, life and disability insurance, retirement benefits and continued participation in the Company’s Key Employees Deferred Compensation Plan.  Ms. Muhlenkamp’s annual base salary was $314,000 in 2001, $364,000 in 2002 and $434,000 in 2003.  Ms. Muhlenkamp’s employment agreement stated that for 2003 and for each calendar year thereafter, Ms. Muhlenkamp’s MVE Payment was equal to 2.25%.

           Other versions of Ms. Muhlenkamp’s agreement, which the Company does not believe were authorized, also provided for her eligibility to receive options under DPL’s Stock Option Plan and to participate in the MICP.  In addition, such versions stated that the Company and DP&L would indemnify her against any and all losses, liabilities, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement incurred by Ms. Muhlenkamp in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either the Company or DP&L, by reason of any act or omission to act in connection with the performance of her duties under the contract to the full extent that the Company and DP&L are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

          In connection with Ms. Muhlenkamp’s resignation, the Company agreed to advance reasonable attorney’s fees incurred by Ms. Muhlenkamp in defending any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action brought derivatively on behalf of the Company, by reason of any act or omission by Ms. Muhlenkamp to act as director, trustee, officer, employee or agent to the full extent permitted by Ohio law.  Any such advancement of expenses was subject to the Company’s receipt of an undertaking by Ms. Muhlenkamp to repay any such amounts unless it is ultimately determined that she is entitled to be indemnified by the Company as authorized by Article VII of the Company’s Code of Regulations and Ohio law.  However, the lawsuit filed by the Company, DP&L and MVE against Ms. Muhlenkamp seeks a declaration that she is not entitled to such advancements and must repay advances already made because she is unable to demonstrate entitlement to such indemnification.

Termination

          Ms. Muhlenkamp’s employment agreement stated that the Company and DP&L would continue to make Ms. Muhlenkamp’s MVE Payment on an annual basis unless the Company terminated her “for cause,” (In the litigation with the Company, Ms. Muhlenkamp has argued that based on other versions of the employment agreement,  the “for cause” termination provisions have been eliminated and the Company is required to continue to make these MVE Payments annually under all circumstances. The Company disputed that argument.) The December 15, 2000 letter agreement included termination provisions that differ from Ms. Muhlenkamp’s employment agreement. If terminated for any reason at any time, the December 15, 2000 letter agreement provided for (i) a lump sum cash payment to Ms. Muhlenkamp equal to the sum of (a) Ms. Muhlenkamp’s annual base salary through the date of termination and (b) any awards earned, with respect to any completed period, pursuant to the MVE Incentive Program or any other incentive compensation that had not yet been paid, other than any deferred compensation plan in which Ms. Muhlenkamp made a contrary installment election; (ii) benefits under the medical plan for Ms. Muhlenkamp for life and for her eligible dependents; and (iii) all other accrued benefits to which Ms. Muhlenkamp was entitled through the date of termination; provided, however, that if Ms. Muhlenkamp’s agreement terminated upon her death or disability, the Company and DP&L would pay to her estate or to Ms. Muhlenkamp her annual base salary through December 31, 2005.

          Other versions of Ms. Muhlenkamp’s agreement, which the Company does not believe were authorized, also provided that if the agreement was terminated prior to the expiration of its term by the Company or DP&L (other than after a change of control in which  Ms. Muhlenkamp would be entitled to payment of benefits) or by Ms. Muhlenkamp, and at the time of such termination there were no unfilled senior positions at MVE, the agreement provided for (i) continued payment of Ms. Muhlenkamp’s annual base salary through December 31, 2005; (ii) payment of the annual bonus that Ms. Muhlenkamp would have received under the MICP for the year in which termination occurs had she been employed as of the last day of such year; and (iii) the vesting of any unvested options granted to Ms. Muhlenkamp under the Company’s Stock Option Plan.

Change of Control

          If a change of control occurred, then Ms. Muhlenkamp’s December 15, 2000 letter agreement provided for payments and benefits similar to those available to Mr. Koziar, with the only exception being that for Ms. Muhlenkamp, the incentive compensation included award payments pursuant to the MVE Incentive Program only.  Neither the Company nor DP&L experienced a change of control while Ms. Muhlenkamp was employed by the Company.

February 2004 Letter

          Mr. Koziar executed a letter agreement with Ms. Muhlenkamp, dated as of February 2, 2004, which was agreed to and acknowledged by Ms. Muhlenkamp.  The letter agreement described new terms and modifications to Ms. Muhlenkamp’s employment agreement, an amended version of which was attached thereto.  A copy of a revised change of control letter agreement was given to Ms. Muhlenkamp.  The modifications included:

•

changing Ms. Muhlenkamp’s severance compensation after a change of control from 200% of the average annual award payments under the MVE Incentive Program paid to Ms. Muhlenkamp for the three years prior to her termination to 200% of the average of her incentive compensation for the three of the last ten years prior to her termination, whether or not consecutive, that yielded the highest average incentive compensation;

•

adding a “clarification” that a transferee of all or a portion of the Company’s interest in the financial asset portfolio would be required specifically to assume the Company’s obligation to pay Ms. Muhlenkamp the MVE Incentive Payment pursuant to Annex A of her agreement; and

•	increasing the duration of Ms. Muhlenkamp’s non-compete agreement from two to three years.

          The amended agreement was never signed by the Company.  In addition, neither the Board nor the Compensation Committee approved or authorized the modifications and new terms described above.  The Company, DP&L and MVE have commenced litigation seeking a declaration that the amendments described above were not effective.  However, in the litigation action brought by Mr. Forster and Ms. Muhlenkamp, in which they allege a breach of contract, Ms. Muhlenkamp claims that the amended agreement governed her employment with the Company and that she is therefore entitled to the benefits contained therein.  (See “Certain Legal Proceedings.”)

James V. Mahoney

          Mr. Mahoney has served as the President of DPLE since January 3, 2003, pursuant to an employment agreement and letter agreement dated January 3, 2003.  The term of Mr. Mahoney’s employment agreement is indefinite until terminated by the Company or Mr. Mahoney, with or without cause, upon 30 days written notice; provided that the Company may terminate the agreement with cause without prior notice.  The agreement also automatically terminates upon Mr. Mahoney’s death or disability.

          Mr. Mahoney was appointed President and Chief Executive Officer of the Company and DP&L by the Board of Directors on May 16, 2004.

Compensation

          Mr. Mahoney’s agreement provides for (i) an annual base salary of not less than $425,000; (ii) participation in the MICP, in which during 2003, he had the opportunity to earn $200,000 at 100% of the target performance; (iii) participation in the Company’s Long Term Incentive Plan, in which during 2003, he had the opportunity to earn $400,000 at 100% of target performance; (iv) stock options to purchase up to 100,000 shares of common stock; and (v) such fringe benefits (including medical, life and disability insurance benefits and qualified retirement benefits) as are generally made available to other executive level employees.  Awards earned pursuant to the Long Term Incentive Plan will vest in three equal installments on December 31 of each year, commencing with the year in which an award is granted.

Termination

          If Mr. Mahoney’s employment is terminated for any reason at any time, Mr. Mahoney’s letter agreement provides for (i) a lump sum cash payment to Mr. Mahoney equal to the sum of his full base salary through the date of termination and the amount of any awards, with respect to any completed period which, pursuant to the MICP or any other incentive plan in which he participates (other than any deferred compensation plan in which he elected a contrary installment), have been earned but not yet paid and (ii) payment of any other accrued benefits to which Mr. Mahoney is entitled.

          If the Company or DP&L terminates Mr. Mahoney’s employment without cause and a change of control has not occurred or is not pending, then Mr. Mahoney’s employment agreement provides for (a) a payment to Mr. Mahoney equal to the sum of his full base salary then in effect, and the benefits described above, provided that Mr. Mahoney executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against the Company and its affiliates. Certain other benefits would have applied if Mr. Mahoney had not been offered the position of President and CEO of DPL on or before December 31, 2004.

Change of Control

          If Mr. Mahoney’s employment is terminated within 36 months of a change of control, Mr. Mahoney’s letter agreement provides for (i) a lump sum cash payment equal to the sum of (a) the average of the three highest of the last ten annual award payments made pursuant to the MICP or other incentive plan, including any portion deferred to his deferred compensation plan account, if the termination precedes the actual determination of such incentive compensation or the completion of a period in which he could have earned incentive compensation, (b) an amount equal to 200% of the sum of his annual base salary, before deduction of any deferred amounts, and the average of the three highest of the last ten annual award payments made under the MICP, including any portion deferred to his deferred compensation plan account, (c) one half of the amount payable in clause (b) in consideration of Mr. Mahoney’s agreement to non-compete and confidentiality provisions, (d) any cash or shares of Company common stock previously earned under the MICP or pursuant to action by the Board of Directors but not yet paid, and (e) gross-up payments for excise taxes; and (ii) continuation of all life, medical, accident and disability insurance for Mr. Mahoney and his eligible dependents until the third anniversary of the date of termination or the date an essentially equivalent benefit is made available to Mr. Mahoney by a subsequent employer.

          Mr. Mahoney’s letter agreement states that the benefits described above would not be available if such termination is by (i) the Company or DP&L for cause or on account of Mr. Mahoney’s disability; (ii) Mr. Mahoney without “good reason” and the change of control does not result from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets; (iii) Mr. Mahoney for any reason and the change of control results from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets; or (iv) Mr. Mahoney’s death.  “Good Reason” for Mr. Mahoney is defined as (i) assignment of duties inconsistent with the written objectives of his position, a change in his reporting responsibilities, his removal from or any failure to re-elect Mr. Mahoney to his position or office; (ii) failure to have his annual base salary raised when salary adjustments are historically made; (iii) a reduction in his base salary; (iv) failure by the Company or DP&L to continue a benefit plan, including incentive plans; (v) the relocation of the Company’s principal executive offices outside of Montgomery, Ohio, if at the time of a change of control, Mr. Mahoney is based at the principal offices; (vi) being required to base more than fifty miles from the location he was based at the time of the change of control or the failure to reimburse for moving expenses if Mr. Mahoney consents to moving his base and permanent residence; (vii) excessive travel that necessitates overnight absences; (viii) the failure by the Company or DP&L to obtain the assumption of his agreement by any successor; (ix) termination without cause or without being provided with a notice of termination; and (x) if, within 36 months of a change of control, Mr. Mahoney determines that he cannot effectively discharge his duties.

          Upon a change of control, Mr. Mahoney’s letter agreement states that the Company and DP&L will transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the master trust.  In addition, the letter agreement provides a gross-up payment if any excise tax is imposed upon a change of control such that Mr. Mahoney is in the same after-tax position as if no excise tax was imposed.

          If Mr. Mahoney’s employment is terminated within 36 months of a change of control due to his disability, his letter agreement provides for benefits under the Company’s and DP&L’s salary continuation plan or disability insurance.  If Mr. Mahoney’s employment is terminated for cause subsequent to a change of control, his letter agreement provides for compensation for services previously rendered as if he were terminated without the occurrence of a change of control.

          Further, if a tender offer or a potential agreement is abandoned or terminated and a majority of the original directors and/or their successors determine that the tender offer or agreement will not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination will not entitle Mr. Mahoney to the benefits described above.

Robert D. Biggs

          Mr. Biggs has served as the Chairman of the Board of Directors of DPL and DP&L since May 16, 2004, and he was appointed Executive Chairman of DPL and DP&L pursuant to an employment agreement, dated July 21, 2004 and effective as of May 16, 2004.  The term of Mr. Biggs’ employment agreement is through May 16, 2006 and automatically renews for one-year periods unless terminated, with or without cause, by the Company, DP&L or Mr. Biggs upon 90 days written notice; provided that the Company or DP&L may terminate Mr. Biggs for cause without prior notice.  The agreement also automatically terminates upon Mr. Biggs’ death or disability.  Mr. Biggs’ agreement includes non-compete and confidentiality provisions.

Compensation and Indemnification

          Mr. Biggs’ agreement provides for (i) an annual base salary of $250,000; (ii) his eligibility to receive an annual bonus under the MICP; (iii) stock options to purchase 200,000 shares of Company common stock at an exercise price to be determined pursuant to the DPL Inc. Stock Option Plan and that will vest and become exercisable as to 50% of the shares on each of May 16, 2005 and May 16, 2006; (iv) a tax gross-up such that if any annuity taxes or other related taxes are imposed, Mr. Biggs is in the same after-tax position as if no taxes were imposed; (vi) fringe benefits as are generally provided to non-employee directors; and (vii) term life insurance policy with a death benefit of $500,000.  In addition, the Company will provide Mr. Biggs with the use of corporate aircraft in connection with his travel between Dayton and his home in Florida and will pay a tax gross-up  in respect of such use.  On October 5, 2004, Mr. Biggs signed a Letter Agreement with the Company to clarify that the effective date for the grant of stock options entitling Mr. Biggs to purchase 200,000 common shares pursuant to his employment agreement was October 5, 2004 and not May 16, 2004.

          Further, Mr. Biggs retired as a Managing Partner of PricewaterhouseCoopers LLP (PwC) in 1999 and received retirement benefits from PwC which, if continued, could have affected whether PwC qualifies as

an independent auditing firm for the Company.   PwC was DP&L’s and the Company’s independent auditor until March 2003 and was required to give its consent to the filing of the Company’s 2003 Form 10-K.  In order for PwC to continue to qualify as an independent auditor, Mr. Biggs has agreed to accept his retirement benefit from PwC in the form of an annuity which provides an annual retirement benefit that is $71,000 less than the amount he previously received from PwC directly.  To compensate Mr. Biggs for the resulting reduction in his PwC retirement benefits, the Company and DP&L purchased an annuity that will pay Mr. Biggs $71,000 per year for life in addition to the compensation described above.  The Company and DP&L will also provide Mr. Biggs with gross-up payments for any income taxes incurred by him in connection with the annuity such that Mr. Biggs is in the same after-tax position as if no income taxes had been imposed.   Upon Mr. Biggs’ death, Mr. Biggs’ spouse will receive an annual amount equal to 30% of the total annuity payable to Mr. Biggs for life.   This arrangement will continue to be binding even if Mr. Biggs no longer serves as Executive Chairman.

          Mr. Biggs’ agreement states that the Company and DP&L will indemnify him against any and all losses, liabilities, damages, expenses (including attorney’s fees), judgments and amounts paid in settlement incurred by Mr. Biggs in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either the Company or DP&L, by reason of any act or omission to act in connection with the performance of his duties under the agreement to the full extent that the Company and DP&L are permitted to indemnify a director, officer, employee or agent against the foregoing under the respective Codes of Regulations of the Company and DP&L and Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

Termination

          If Mr. Biggs’ employment is terminated for any reason, Mr. Biggs’ agreement provides for (i) his annual base salary through the date of his termination and (ii) any accrued benefits under the Company’s and DP&L’s compensation or benefit plans or arrangements in accordance with their terms, including any unpaid bonuses payable in respect of a completed fiscal year.

          If Mr. Biggs’ employment is terminated without cause prior to a change of control, then in addition to the payments and benefits described above, Mr. Biggs’ agreement provides for (i) a lump sum cash payment equal to the aggregate amount of his annual base salary during the remainder of his term; (ii) continued benefits during the remainder of the term; and (iii) the vesting of all awarded stock options; provided that Mr. Biggs executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against the Company or DP&L.

Change of Control

          If within one year of a change of control Mr. Biggs’ employment either is not extended by the Company or is terminated without cause, Mr. Biggs’ agreement provides for (i) a lump sum cash payment equal to the sum of (a) 200% of the annual base salary; (b) 200% of the annual bonus paid or payable to Mr. Biggs for the calendar year immediately preceding the year of his termination (if Mr. Biggs has not had the opportunity to earn an annual bonus prior to his termination, then the annual bonus shall be deemed to be $250,000); and (c) a gross-up payment if any excise tax is imposed upon a change of control such that Mr. Biggs is in the same after-tax position as if no excise tax was imposed; (ii) the continuation of his benefits for two years following his termination; and (iii) the vesting of all of his awarded stock options; provided that Mr. Biggs executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against the Company or DP&L.  If the change of control that occurred was only the commencement of a tender offer, the tender offer is abandoned or terminated and a majority of the original directors and/or their successors determine that the tender offer will not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination will not entitle Mr. Biggs to the benefits described above.

W. Steven Wolff

          Mr. Wolff has served as an executive employee of the Company since September 17, 2003 pursuant to an employment agreement dated September 17, 2003 and a letter agreement dated November 1, 2002.  The term of Mr. Wolff’s employment agreement is indefinite until terminated by the Company, with or without cause, upon 30 days’ notice or by Mr. Wolff upon 180 days’ written notice; provided that the Company may terminate the agreement with cause without prior notice.  The agreement also terminates automatically upon Mr. Wolff’s death or disability.

Compensation

          Mr. Wolff’s agreement provides for (i) an annual base salary of not less than $250,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as the Company or the Compensation Committee may determine; and (iii) such fringe benefits as are generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time.

Termination

          If Mr. Wolff’s employment is terminated without “cause” and he is not entitled to receive the benefits described below, then the agreement provides for payment of his annual base salary in installments over the one-year period after the date of termination; provided that Mr. Wolff executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against the Company and its affiliates.

          “Cause” for purposes of Mr. Wolff’s employment agreement is defined as (i) commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs, or (iv) the failure by Mr. Wolff to substantially perform his duties hereunder (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as reasonably determined by the Company.

          If Mr. Wolff’ s employment is terminated for any reason at any time, his letter agreement provides for (i) a lump sum cash payment to Mr. Wolff equal to his full base salary through the date of termination; (ii) the amount of the awards, with respect to any completed period, which pursuant to the MICP or any other incentive plan (other than any deferred compensation plan in which he made a contrary installment election) have been earned but not paid; and (iii) payment of any other accrued benefits to which he is entitled through the date of termination.

          For a period of one year after termination of Mr. Wolff’s employment, Mr. Wolff’s employment agreement states that Mr. Wolff is required to provide assistance as may be necessary to facilitate a smooth and orderly transition of duties.

Change of Control

          If Mr. Wolff’s employment is terminated in connection with a change of control, his letter agreement provides for payments and benefits similar to those described for Mr. Mahoney except that Mr. Wolff’s non-compete provisions are effective for two years after termination whereas Mr. Mahoney’s non-compete provisions are effective for three years after termination.

Patricia K. Swanke

          Ms. Swanke has served as an executive employee since September 17, 2003, pursuant to an employment agreement dated September 17, 2003 and a letter agreement dated July 1, 2004.  The term of Ms. Swanke’s employment agreement is indefinite until terminated by the Company, with or without cause, upon 30 days’ notice or by Ms. Swanke upon 180 days written notice; provided that the Company may terminate the agreement with cause without prior notice.  The agreement also terminates automatically upon Ms. Swanke’s death or disability.  Ms. Swanke’s letter agreement includes non-compete and confidentiality provisions.

Compensation

          Ms. Swanke’s employment agreement provides for (i) an annual base salary of not less than $230,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as the Company or the Compensation Committee may determine; and (iii) such fringe benefits as are generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time.

Termination

          If Ms. Swanke’s employment is terminated without cause and she is not entitled to receive the benefits described below, then the agreement provides for payment of her annual base salary in installments over the one-year period after the date of termination; provided that Ms. Swanke executes and delivers a release pursuant to which she fully and unconditionally releases any claims that she may have against the Company and its affiliates.  The definition of “cause” is identical to the definition provided in Mr. Wolff’s summary.

          If Ms. Swanke’ s employment is terminated for any reason at any time, her letter agreement provides for (i) a lump sum cash payment equal to her full base salary through the date of termination; (ii) the amount of the awards, with respect to any completed period which, pursuant to the MICP or any other incentive plan (other than any deferred compensation plan in which she made a contrary installment election) that have been earned but not paid; and (iii) payment of any other accrued benefits to which she was entitled through the date of termination.

          For a period of one year after termination of Ms. Swanke’s employment, Ms. Swanke’s employment agreements states that Ms. Swanke is required to provide assistance as may be necessary to facilitate a smooth and orderly transition of duties.

Change of Control

          If Ms. Swanke’s employment is terminated in connection with a change of control, her agreement dated July 1, 2004 provides for payments and benefits similar to those described for Mr. Mahoney.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On March 13, 2000, Dayton Ventures, Inc. and Dayton Ventures LLC, affiliates of Kohlberg Kravis Roberts & Co. LLC (KKR), purchased a combination of trust preferred securities issued by a trust established by DPL, voting preferred shares of DPL and warrants to purchase common shares of DPL for an aggregate of $550 million. The trust preferred securities were redeemed at par in 2001 with proceeds of a new issuance of trust preferred securities and DPL Senior Notes. The 6.6 million Series B voting preferred shares have voting power not exceeding 4.9% of the total outstanding voting power of DPL’s voting securities and were purchased by Dayton Ventures LLC for an aggregate purchase price of $68 thousand. The warrants to purchase 31.6 million common shares (representing approximately 19.9% of the common shares then outstanding) have a term of 12 years, an exercise price of $21 per share, and were purchased by Dayton Ventures LLC for an aggregate purchase price of $50 million. DPL has agreed to pay KKR an annual management, consulting and financial services fee of $1.0 million. The agreement also states that the Company will provide KKR with an opportunity to provide investment banking services on such terms as the parties may agree and at such time as any such services may be required.  The Company has agreed to reimburse KKR and their affiliates all reasonable expenses incurred in connection with the services provided under this agreement, including travel expenses and expenses of its counsel.  At December 31, 2003, DPL had paid KKR the annual $1.0 million management, consulting and financial services fee, paid $2.0 million in fees relating to managing KKR-sponsored investment funds, and subscribed to invest up to $190 million over time in KKR-sponsored investment funds.

          The Securityholders and Registration Rights Agreement among DPL, DPL Capital Trust I, Dayton Ventures LLC and Dayton Ventures, Inc. gives affiliates of KKR the right to designate one person for election to, and one person to attend as a non-voting observer at all meetings of, the DPL and DP&L Boards of Directors for as long as Dayton Ventures LLC and its affiliates continue to beneficially own at least 12.64 million common shares of DPL, including shares issuable upon exercise of warrants.  Scott M. Stuart, a director during fiscal 2003, and George R. Roberts, a non-voting observer, were the KKR designees in 2003 pursuant to this agreement.  Mr. Stuart resigned from the Board and Mr. Roberts ceased to be a non-voting observer of the Board as of April 2004.

          In 1996, the Company entered into a consulting contract pursuant to which Peter H. Forster agreed to (i) serve, in a non-employee capacity, as Chairman of the Board of Directors of the Company, DP&L and MVE, and as Chairman of the Executive Committee of the Board of Directors of the Company and (ii) provide advisory and strategic planning consulting services.  The terms and conditions of such consulting contract are described in the section entitled “Consulting Contract and Employment Agreements.”

          Mr. Forster resigned on May 16, 2004.  In connection with Mr. Forster’s resignation, the Company reserved all rights and defenses and Mr. Forster reserved all rights and entitlements under applicable law and under any existing agreement between Mr. Forster, the Company and all of its subsidiaries.  Mr. Forster filed a lawsuit against the Company, DP&L and MVE alleging claims against the Company, DP&L and MVE for breach of contract, conversion, promissory estoppel and declaratory judgment relating to his consulting agreement.  The Company, DP&L and MVE have filed a lawsuit against Mr. Forster alleging that he breached his fiduciary duties and breached his consulting contract and claim that they no longer owe Mr. Forster any further benefits under his contract.  (See “Certain Legal Proceedings.”)  In those proceedings, Mr. Forster claimed that he is entitled to rights and benefits under purported agreements with the Company.  The Company has confirmed that only certain of these purported agreements were properly approved.

          In June 2001, the Company’s subsidiaries, MVE, of which Mr. Forster was Chairman, Miami Valley Development Company (MVDC) and Miami Valley Insurance Company, Inc. (MVIC), each entered into a management services agreement (the MSAs) with Valley Partners, Inc. (Valley) for the provision of ongoing oversight and management of each subsidiary’s financial asset holdings following a change of control of DPL or sale of the financial assets portfolio to an unaffiliated third party.  Valley was a Florida corporation the sole stockholders, directors and officers of which were Mr. Forster and Ms. Muhlenkamp.

          The MSAs provided for the buyer of DPL or the financial asset portfolio to pay an annual management fee to Valley calculated in the same manner as MVE Payments were calculated under the MVE Incentive Program, except based upon 5% of the net realized profit rather than the 2.75% or 2.25% percentages each for Mr. Forster and Ms. Muhlenkamp, respectively.  Subsequent to the entering of the MSAs, Mr. Forster and Ms. Muhlenkamp each signed letter agreements agreeing that their MVE Payments would be paid to Valley as the annual management fee.  The payments under the MSAs were to be payable irrespective of whether MVE, MVDC or MVIC or the transferee availed itself of the services, and regardless of whether Mr. Forster and Ms. Muhlenkamp personally performed the services or whether Valley engaged others to do so.  Pursuant to the MSAs, certain accounting and administrative software and related hardware used to monitor the financial asset portfolio were to be transferred to Valley without additional consideration on the effective date of the MSAs.  The MSAs were signed by Ms. Muhlenkamp on behalf of Valley and Mr. Koziar, MVE Secretary/Treasurer, on behalf of MVE, MVDC and MVIC.

          In October 2001, the Company entered into an Administrative Services Agreement (the ASA) with Valley and the individual trustees of certain master trusts which hold the assets of various executive and director compensation plans.  The ASA engaged Valley to provide administrative and recordkeeping functions on behalf of the master trusts upon a change of control of the Company in exchange for a 1.25% administration fee based on the market value of all assets of the master trusts.  The ASA also called for Valley to provide investment advice as requested by the trustees.  The 1.25% fee payable to Valley under the ASA was in addition to the annual management fee payable to Valley.

          In October 2001, the Company and DP&L also entered into a Trustee Fee Agreement (the TFA) with Richard Chernesky, Richard Broock and Frederick Caspar, attorneys at Chernesky, Heyman & Kress P.L.L., a law firm that represented the Company.  Upon a change of control of the Company or DP&L, Messrs. Chernesky, Broock and Caspar would become the sole trustees of the master trusts and would succeed to all of the duties of the Company’s Compensation Committee under the compensation plans funded through the master trusts in exchange for an annual fee of $500,000.  This fee would not be reduced by payments made to Valley under the ASA.

          The MSAs, ASA and TFA (the “Valley Partners Agreements”) were terminated by an agreement executed in January 2004, but effective as of December 15, 2003.  The financial assets have not been sold or transferred and therefore the agreements never became effective and no compensation was ever paid under them.  Mr. Forster’s and Ms. Muhlenkamp’s consulting and compensation arrangements were governed by the terms of the consulting contract between the Company, DP&L and Mr. Forster and the employment agreement between the Company, DP&L and Ms. Muhlenkamp, respectively.

          On February 2 and 3, 2004, Mr. Koziar sent letters to Mr. Forster and Ms. Muhlenkamp purporting to amend their consulting and employment agreements to provide change of control protections regarding their MVE payments.  In addition, on February 2, 2004, Mr. Koziar sent Mr. Forster a letter purporting to amend his consulting agreement to provide additional terms and to increase his compensation.  However, none of those amendments had been approved by the Compensation Committee.

          On April 26, 2004, the Company entered into a new Trustee Fee Agreement (New TFA) with Messrs. Chernesky, Broock and Caspar that will become effective upon a change of control of the Company or

DP&L.  If the New TFA becomes effective, then it provides that Messrs. Chernesky, Broock and Caspar will serve as the sole trustees of the master trusts in exchange for an annual fee of $250,000 during the New TFA’s term.  On October 14, 2004, at the request of the Company and DP&L, Messrs. Chernesky, Broock and Caspar submitted their resignations to the Company and DP&L.

          The Company has reviewed the termination of the Valley Partners Agreements, and the amendments and agreements sent to Mr. Forster and Ms. Muhlenkamp on February 2, 2004, and has initiated legal proceedings asserting breach of fiduciary duty by Messrs. Forster and Koziar and Ms. Muhlenkamp, and challenging the propriety and/or validity of those terminations, amendments and agreements.  (See “Certain Legal Proceedings.”)

CERTAIN LEGAL PROCEEDINGS

          On July 15, 2002, a class action and derivative complaint (the Buckeye Action) for damages was filed by The Buckeye Electric Company Retirement Plan (the Plan) on behalf of itself and other DPL shareholders, and derivatively on behalf of DPL, in the Court of Common Pleas for Montgomery County, Ohio.  The defendants included DPL, selected executive officers of DPL, an officer of a DPL subsidiary, the Board of Directors of DPL and PricewaterhouseCoopers LLP (PwC), DPL’s independent accountants at that time.  Defendants removed the Buckeye Action to the U. S. District Court for the Southern District of Ohio.  The Second Amended Complaint alleged violations of federal securities laws, breach of fiduciary duty, breach of the duty of care, corporate waste, breach of the duty of loyalty and self-dealing, fraud, negligence and misrepresentations by defendants in connection with the establishment and management of DPL’s portfolio of financial assets, which the Plan alleged were inappropriate investments not adequately disclosed to shareholders.  The Second Amended Complaint also alleged claims related to PwC and its accounting and auditing of DPL’s financial asset portfolio.  The Plan and other class members sought compensatory and punitive damages of not less than $1.1 billion, compensatory damages of $200 million on behalf of DPL, and unspecified punitive damages, attorney’s fees and costs.  Additional similar complaints were subsequently filed in the U.S. District Court for the Southern District of Ohio.  Additional similar complaints were also filed in both the Montgomery County and Hamilton County, Ohio Courts of Common Pleas.  The cases filed in the Montgomery County Court of Common Pleas were consolidated with those filed in the Court of Common Pleas, Hamilton County.

          On November 6, 2003, the Company and certain of its present and former officers and directors reached an agreement in principle with plaintiffs to settle the DPL Inc. Securities Litigation, and the shareholder class and derivative actions filed against them in Federal and Ohio state courts (the Global Settlement).  The Company agreed to pay $70.0 million and certain of the Company’s liability insurers (the Insurers) agreed to pay $65.5 million to settle the DPL Inc. Securities Litigation and the state shareholder class actions.  The Insurers agreed to pay $4.5 million to settle the derivative actions.  In addition, PwC agreed to pay $5.5 million to settle all claims against it on a global basis.  The Global Settlement was subject to approval by the Courts in which the actions were pending after notice to shareholders and class members and fairness hearings before the courts.  On December 22, 2003, the Global Settlement was approved in total by the Court of Common Pleas, Hamilton County, Ohio.  The U.S. District Court for the Southern District of Ohio approved the Global Settlement except for the petition for plaintiffs’ attorneys’ fees.  As a result of the settlement, an after-tax charge of approximately $0.39 per share was recorded in the fourth quarter of 2003.  On March 8, 2004, the U.S. District Court for the Southern District of Ohio approved in part the plaintiffs’ petition for plaintiffs’ attorneys’ fees.  On May 24, 2004, in accordance with the terms of the Global Settlement, the amounts owed by the Company and the amounts owed by the Company’s liability insurers pursuant to Global Settlement were paid for ultimate distribution to the class.  On August 13, 2004, as to state court and August 16, 2004, as to federal court, plaintiffs filed a motion seeking court approval of the distribution of the Global Settlement funds.

          On June 7, 2004, the plaintiffs in the action in the Court of Common Pleas of Hamilton County, Ohio, filed a motion for an Order of Contempt, Disgorgement and Recission against defendants Peter H. Forster, Caroline E. Muhlenkamp and Stephen F. Koziar, Jr.  In their motion, plaintiffs claim that defendants Forster, Muhlenkamp and Koziar breached the Global Settlement and caused DPL and its board of directors to breach the Global Settlement, by causing the Company to distribute to defendants Forster, Muhlenkamp and Koziar approximately $33 million in deferred compensation in December 2003, to pay them unwarranted bonuses, and to reinstate certain stock incentive and benefit plans without proper board approval.  Plaintiffs sought, among other things, disgorgement of monies received by defendants Forster, Muhlenkamp and Koziar and recission of the reinstatement of the stock incentive and benefits plans.  On June 28, 2004, the Company filed a Motion to Strike the plaintiffs’ motion alleging, among other things, that the motion was procedurally defective.

          Further, on July 22, 2004, the Company filed a Motion for Preliminary Injunction in the U.S. District Court to enjoin the Motion for an Order of Contempt, Disgorgement and Recission.  On August 2, 2004, plaintiffs filed their opposition to defendants’ Motion to Strike and filed their opposition to the Motion for a Preliminary Injunction on August 13, 2004.  On or about October 4, 2004 the U.S. District Court ruled the distribution of the federal class settlement fund to approved claimants would proceed immediately and that plaintiffs would withdraw their Motion for Contempt in state court.  This withdrawal was completed on October 4, 2004 and the state court ordered the distribution of the state class settlement fund to approved claimants.

          On July 9, 2004, Mr. Forster and Ms. Muhlenkamp filed a lawsuit against the Company, DP&L and MVE in the Circuit Court, Fourth Judicial Circuit, in and for Duval County, Florida.  The complaint asserts that the Company, DP&L and MVE (i) wrongfully terminated Mr. Forster and Ms. Muhlenkamp by undermining their authority and responsibility to manage the companies and excluding them from discussions on corporate financial issues and strategic planning in connection with the matters raised by a company employee and (ii) breached Mr. Forster’s consulting contract and Ms. Muhlenkamp’s employment agreement by denying them compensation and benefits allegedly provided by the terms of such contract and agreement upon their termination from the Company.  Mr. Forster and Ms. Muhlenkamp seek damages of an undetermined amount.  On August 9, 2004, the defendants removed the case to the U.S. District Court for the Middle District of Florida, Jacksonville Division.  On August 16, 2004, the defendants moved to dismiss the litigation based on the Florida federal court’s lack of jurisdiction over the Company, DP&L and MVE, all of whom are companies based in Dayton, Ohio.  In the alternative, the defendants requested that the court transfer the case to the U.S. District Court for the Southern District of Ohio, which has jurisdiction in Dayton, Ohio.  On September 17, 2004, Mr. Forster and Ms. Muhlenkamp opposed these motions.  On November 10, 2004 the U.S. District Court for the Middle District of Florida, Jacksonville Division, dismissed the case for lack of jurisdiction.

          On August 24, 2004, the Company, DPL and MVE filed a Complaint against Mr. Forster, Ms. Muhlenkamp and Mr. Koziar in the Court of Common Pleas of Montgomery County, Ohio asserting legal claims against them relating to the termination of the Valley Partners Agreements, challenging the validity of the purported amendments to the Company’s deferred compensation plans and to the employment and consulting agreements with Messrs. Forster and Koziar and Ms. Muhlenkamp, and the propriety of the distributions from the plans to Messrs. Forster and Koziar and Ms. Muhlenkamp, and alleging that Messrs. Forster and Koziar and Ms. Muhlenkamp breached their fiduciary duties and breached their consulting and employment contracts.  The Company, DPL and MVE seek, among other things, damages in excess of $25,000, disgorgement of all amounts improperly withdrawn by Messrs. Forster and Koziar and Ms. Muhlenkamp from the deferred compensation plans and a court order declaring that the Company, DPL and MVE have no further obligations under the consulting and employment contracts due to those breaches.  At this time, defendants Forster, Koziar and Muhlenkamp have not yet responded to the Complaint.  The Company continues to evaluate all of these matters and is considering other claims against Mr. Forster, Mr. Koziar and/or Ms. Muhlenkamp that include, but are not limited to, breach of fiduciary duty or other claims relating to personal and Company investments, the calculation of benefits under the SERP and financial reporting with respect to such benefits, and, with respect to Mr. Koziar, the fulfillment of duties owed to the Company as its legal counsel.

          On or about June 24, 2004, the SEC commenced a formal investigation into the previously disclosed matters raised by a company employee.  The Company is cooperating with the investigation.

          On April 7, 2004, the Company received notice that the staff of the PUCO is conducting an investigation into the financial condition of DP&L as a result of the previously disclosed matters raised by a company employee.  On May 27, 2004, the PUCO ordered DP&L to file a plan of utility financial integrity that outlines the actions the Company has taken or will take to insulate DP&L utility operations and customers from its unregulated activities.  DP&L must file this plan within 120 days of the filing of its Form 10-K with the SEC.  The Company and DP&L intend to comply with this order and to cooperate with the PUCO’s continuing investigation.

          On May 28, 2004, the U.S. Attorney’s Office for the Southern District of Ohio, assisted by the Federal Bureau of Investigation, notified the Company that it has initiated an inquiry involving the subject matters covered by the Company’s internal investigation in connection with the previously disclosed issues raised by a company employee.  The Company is cooperating with this investigation.

          Commencing on or about June 24, 2004, the Internal Revenue Service (IRS) has issued a series of data requests to the Company regarding the previously disclosed matters raised by a company employee.  The staff of the IRS has requested that the Company provide certain documents, including but not limited to, matters concerning executive/director deferred compensation plans, management stock incentive plans and MVE financial statements.  The Company is cooperating with these requests.

Performance Comparison

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee serves as an independent and objective committee to provide oversight of the Company’s financial accounting and reporting processes, system of internal controls and compliance with laws and regulations.  The Audit Committee is governed by a written charter that has been approved and adopted by the Board of Directors.

          The Audit Committee of the Board of Directors of DPL is currently comprised of four independent directors. The Board has determined that each member of the Audit Committee is an “independent director” as defined in Section 303A.02 of the NYSE listing standards and meets the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act.  In addition, the Board of Directors has determined that each member of the Audit Committee meets the NYSE standards of financial literacy.  Moreover, in accordance with the listing standards of the NYSE, the Board of Directors has determined that at least one member of the Audit Committee has accounting or related financial management experience, and that Mr. Harder meets the definition of an “audit committee financial expert” based on the criteria set forth by the SEC and is “independent” under applicable NYSE listing standards and SEC rules.

          Pursuant to Section 303A.07 of the NYSE listing standards and the Charter of the Audit Committee, no director may serve as a member of the Audit Committee if he or she serves on the audit committees of more than three other public companies unless the Board of Directors determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit Committee.

          The Company’s management has primary responsibility for the Company’s reporting process and for preparing the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee reviewed the audited financial statements and had discussions with management and KPMG.  Additionally, the Audit Committee held discussions with KPMG LLP on matters required by Statement on Auditing Standards No. 61. The Audit Committee received from KPMG LLP written disclosure and a letter regarding its independence as required by Independence Standards Board Standard No. 1. This information was discussed with KPMG LLP.

          Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2003 be included in the DPL Inc. Annual Report on Form 10-K.

          This Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

DPL Audit Committee

W August Hillenbrand, Chair
Ernie Green
Glenn E. Harder
Ned J. Sifferlen

II.          RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Audit Committee has appointed the firm of KPMG LLP, independent accountants, to be the Company’s independent auditors for the fiscal year ending December 31, 2004.  Although not required by law, the Board believes that it is appropriate to seek shareholder ratification of this appointment.  If ratification is not obtained, the Audit Committee intends to continue the employment of KPMG LLP at least through the end of the fiscal year ending December 31, 2004 but will seriously consider shareholder input for future appointments.

          A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

          Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for the Company, which included a review of KPMG LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing.  The Audit Committee expressed satisfaction with KPMG LLP in these respects.

          THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS THE COMPANY’S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

Change in Auditors

          PricewaterhouseCoopers LLP served as independent public accountants of the Company for the year 2002. On March 7, 2003, PricewaterhouseCoopers LLP notified the Audit Committee that it was declining to stand for reelection as DPL’s independent accountant for fiscal year 2003.

          The reports of PricewaterhouseCoopers LLP on the Company’s financial statements for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

          In connection with the audits of the Company’s financial statements for the years ended December 31, 2002 and 2001, and through March 7, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the Company’s financial statements for such years.

          No reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2002 and 2001 and through March 7, 2003.

          On April 9, 2003, the Audit Committee engaged KPMG LLP as DPL’s independent accountants for the year 2003. The appointment of KPMG LLP concluded a competitive bidding process by DPL that began in late February 2003.  During the Company’s two fiscal years ended December 31, 2002 and 2001 and through April 9, 2003, the Company did not consult with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

Audit and Non-Audit Fees

          The following table presents the aggregate fees billed for professional services rendered to the Company by KPMG LLP in 2003 and PricewaterhouseCoopers LLP for 2003 and 2002. Other than as set forth below, no professional services were rendered or fees billed by KPMG LLP during 2003 or PricewaterhouseCoopers LLP during 2003 and 2002.

KPMG LLP	Fees Paid 2003	Fees Paid 2002

Audit Services(1)	$343,333	—
Audit-Related Services(2)	94,000	—
Tax Services(3)	—	—
All Other Services(4)	—	—

Total	$437,333	—

PricewaterhouseCoopers LLP	Fees Paid 2003	Fees Paid 2002

Audit Services(1)	$303,900	$614,000
Audit-Related Services(2)	140,000	57,000
Tax Services(3)	62,400	238,000
All Other Services(4)	—	1,000

Total	$506,300	$910,000

(1)	Audit services consist of professional services rendered for the audit of the Company’s annual financial statements and the reviews of the quarterly financial statements.

(2)	Audit-related services are those rendered to the Company for assurance and related services.

(3)	Tax services are those rendered to the Company for tax compliance, tax planning and advice.

(4)	Other services performed include certain advisory services in connection with accounting research and do not include any fees for financial information systems design and implementation.

Pre-Approval Policies and Procedures of the Audit Committee

          Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for the Company by the independent auditors, subject to the exceptions for certain non-audit services that are approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.  The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors.  The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level.  Any material service that is not included in the approved list of services must be separately pre-approved by the Audit Committee.  In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Chairman of the Audit Committee.

          The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person (s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

III.       SHAREHOLDER PROPOSAL

          The following shareholder proposal was submitted by Donald Moberly (the “Proponent”), as the beneficial owner of 10,800 shares of the Company’s common stock, with an address of 1308 Fairway Ct., Miamisburg, OH 45342-3320.  If the Proponent, or a representative of the Proponent who is qualified under Ohio law, is present at the Annual Meeting and submits such proposal for a vote, then the proposal will be voted on.  In accordance with federal securities regulations, we have included the shareholder proposal exactly as submitted by the Proponent.  The Proponent did not submit a supporting statement for his proposal.  To ensure that readers can easily distinguish between material provided by the Proponent and material provided by the Company, material provided by the Proponent is shown in italics.

          Proposal:

Hereafter, it is recommended that all bonuses shall be based on performance, above and beyond what could normally be expected of an officer of the company.

          THE BOARD RECOMMENDS A VOTE “AGAINST” THE ABOVE PROPOSAL FOR THE FOLLOWING REASONS:

          The Board believes that there should be a strong link between executive compensation and current and long-term levels of Company performance.  Accordingly, as described in the Board Compensation Committee Report on Executive Compensation and the Summary Compensation Table, included herein, bonuses are currently awarded based on the achievement of specific predetermined operating and management goals each year.  Other electric companies also use Company performance targets to determine executive officers’ annual incentive bonuses.  The Compensation Committee sets target incentive awards using general industry or utility median levels, and the Company’s performance goals relating to items such as managing and operating capital budgets, optimizing operating efficiency, managing fuel costs and ensuring customer satisfaction.  The Company’s bonuses are therefore already based on performance of the executive officers.  Accordingly, the Board believes that the Company’s bonus policies are fair and appropriate and that this proposal is unnecessary.

          This proposal is also vague because it does not offer shareholders or the Company any guidance, explanations or calculations as to what “above and beyond what could normally be expected of an officer of the company” means.  Without knowing what the benchmark or level of performance would be for evaluating executive officer performance, shareholders do not have an informed vote.  In addition, due to its vagueness, even if this proposal receives shareholder approval, the Board and management would be unclear about how to change the Company’s current bonus policies or target goals to implement the proposal.  The Board therefore cannot guarantee that shareholders who approve of this proposal in principle would approve of or be satisfied with how the Board chooses to respond.

SHAREHOLDER PROPOSALS

          The Company plans to hold its 2005 Annual Meeting of Shareholders on April 28, 2005.  A proposal by a shareholder intended for inclusion in the proxy materials of DPL for the 2005 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by DPL at 1065 Woodman Drive, Dayton, Ohio 45432, Attn.: Corporate Secretary, on or before February 1, 2005 in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2005 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by DPL at the above address on or before March 14, 2005.  If DPL does not receive notice of the matter by the applicable date, the Proxy Committee will vote on the matter, if presented at the meeting, in its discretion.  Shareholder nominations of persons for election as directors must be received by DPL at the above address not less than 50 days before the date of the 2005 Annual Meeting (or 10 days after notice of the Annual Meeting if less than 60 days notice is given) and comply with the information requirements in DPL’s Code of Regulations.  For the 2005 Annual Meeting of Shareholders, written notification of a shareholder nomination must be received by the close of business on March 9, 2005.

ANNUAL REPORT AND FINANCIAL STATEMENTS

          A copy of the Company’s Annual Report, which incorporates its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including audited financial statements set forth therein, was sent to all shareholders of DPL on or about November 19, 2004.

OTHER BUSINESS

          The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

By order of the Board of Directors,

/s/ ROBERT D. BIGGS
ROBERT D. BIGGS
Executive Chairman
Dated: December 6, 2004

Exhibit A

CORPORATE GOVERNANCE GUIDELINES
(as adopted February 3, 2004)

          The most important corporate objective of DPL Inc. and its subsidiaries (the “Company”) is to conduct business activities so as to enhance the value of the enterprise to the Company’s stockholders. In order for the Company to reach this objective, the interests of the Company’s employees, customers, and creditors must also be considered, as well as the interests of the communities in which the Company’s operations are conducted and the general public. The directors of the Company are elected by the stockholders with the responsibility to oversee and direct management to achieve the above objective. Although management is responsible for the day-to-day business operations of the Company, the Board of Directors provides oversight with respect to the strategic direction and key policies of the Company and approves major initiatives, advises on significant financial and business objectives and monitors progress with respect to such matters.

Composition of Board of Directors

          Size of the Board.  The Board shall generally consist of nine directors.  The Board is classified into three classes of approximately equal size.  Each year one class of directors is nominated for election, for a three-year term, or until their successors qualify and are elected by the stockholders.  There should be no more than two directors who are employees of the Company.  The Nominating and Corporate Governance Committee may make recommendations to the Board concerning the composition of the Board, including its size and qualifications for membership.  The Company shall not have honorary or emeritus directors.

          Mix of Employee and Independent Directors.  As a matter of policy, the Board will always consist of a majority of “independent directors” as that term is defined from time to time by relevant law and the New York Stock Exchange (“NYSE”) listing standards.  The determination that a director is independent shall be made by the Board following a review of all relevant information and a recommendation by the Nominating and Corporate Governance Committee.  The Company will discuss its determination of director “independence” in its annual proxy statement, as required by applicable law.

          Retirement.  Directors elected after January 1, 2003 must retire at the Company’s Annual Meeting of Stockholders immediately following such director’s 72nd birthday.  Directors shall not stand for election after their 70th birthday.  Directors who are current employees of the Company are expected to retire from the Board when they retire from the Company.  The Board does not believe that non-employee directors who retire or change the position they held when they became a member of the Board should necessarily leave the Board.  Upon such an event, the Nominating and Corporate Governance Committee shall review the continued appropriateness of Board membership under such circumstances, and the affected director shall be expected to act in accordance with the Nominating and Corporate Governance Committee’s recommendation.

Board Membership Criteria

          The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders.  Directors of the Company should be ethical individuals of proven judgment and competence.  Accordingly, the Board may consider the following qualities:

Experience:

•	high-level leadership experience in business or administrative activities;

•	specialized expertise in the industry or industries in which the Company operates;

•	breadth of knowledge about issues affecting the Company; and

•	ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	unquestioned personal integrity;

•	loyalty to the Company and concern for its success and welfare – including the courage to criticize and to apply sound business ethics – and sound and independent judgment;

•	awareness of a director’s vital role in the Company’s good corporate citizenship and corporate image;

•	have time available for Board and committee meetings and consultation regarding Company matters;

•	numerous contacts with business and political leaders; and

•	willingness to assume responsibility on behalf of all stockholders for overseeing the management of the enterprise.

          Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.  Annually, the Nominating and Corporate Governance Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be recommended for nomination for election at the annual meeting of stockholders.  Nominations to the Board may also be submitted to the Nominating and Corporate Governance Committee by the Company’s stockholders in accordance with the Company’s Regulations.  The Chairman of the Nominating and Corporate Governance Committee will extend the formal invitation to stand for election to the Board of Directors.

Role of the Board of Directors

          Responsibilities of the Board.  The Board of Directors has the responsibility of overseeing management and establishing policies in areas of major importance to the Company.  The duties and responsibilities of the Board include, among other items, reviewing and discussing (1) corporate and subsidiary goals and objectives; (2) management performance, development and succession; (3) management’s plans for profitability, financing, capital expenditure budgets and productivity; and (4) the performance of the Board committees.

          Specifically, the Board of Directors must approve all major actions proposed to be taken by senior management and generally review corporate policy regarding authorizations and approvals that commit the Company to a course of action.  This includes, for example:

•	authorization of dividends;

•	issuances of Company securities;

•	repurchases of Company securities;

•	Company borrowing programs;

•	extraordinary corporate transactions (such as mergers, acquisitions, liquidations or dispositions, and reorganizations);

•	approval of capital programs (including capital budget plans); and

•	approval of operation and maintenance plans.

          The Audit, Compensation, Nominating and Corporate Governance Committees have been created to assist the Board in effectively carrying out its duties and responsibilities.  The established purpose, principal functions, as well as membership and meeting descriptions for these committees are set forth in each committee’s charter.

          Information for Directors. To review the Company’s operations and to hold management accountable, the Board needs access to relevant, timely information.  The Board’s effectiveness is based upon the capability of management to provide prompt and responsible answers to the Board’s questions.  Therefore, the quality of Board discussions and resultant decisions is determined by the quality of information that Board members receive.

          The Chairman of the Board will ensure the quality and availability of information for the directors, but directors should take the initiative to seek any additional data which they feel is necessary or appropriate.  The directors should generally be informed of:

•	current corporate objectives of the Company;

•	management succession strategies of the Company;

•	business plans for each significant subsidiary;

•	short-range and long-range financial strategies and, where appropriate, energy forecasts for each subsidiary;

•	the Company’s concepts, policies and actions concerning its business environment, employees, customers, suppliers, stockholders, investment community, governmental bodies and the public; and

•	management’s reaction to changes in the outside environment which could have an effect on the Company and its businesses.

          Officers and managers should always be available to Board members.  They should be invited to attend Board meetings as frequently as is deemed necessary by the Board, and the decision as to who attends Board meetings will be recommended by the Chief Executive Officer.  He will advise members of management when they are expected to appear before the Board, and provide adequate lead time for preparation of necessary information.  These presentations may involve personnel from the various subsidiaries since the Board is as interested in evaluating management personnel as it is in reviewing the material presented.  Presentations by management personnel are designed to provide ample opportunity for Board members to pursue discussions with such management personnel. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with the Company’s independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.

Director Compensation

          The Nominating and Corporate Governance Committee, in consultation with the Compensation Committee, is responsible for recommending the compensation program for Board members.  The following guidelines have been adopted to establish the general principles that the Nominating and Corporate Governance Committee intends to follow:

•

The Nominating and Corporate Governance Committee, with the assistance of outside compensation experts, will periodically benchmark the compensation of directors at the same group of companies utilized by the Company for evaluating senior management compensation.  The Nominating and Corporate Governance Committee currently believes that the Company should be near the third quartile of such comparator companies in total director compensation.

•	No retirement benefits should be paid to directors. However, directors should be able to defer compensation until their Board service is completed.

•	Directors should be fully reimbursed for their reasonable travel, lodging, meals and other expenses related to Board service.

•

At least once every year, the Nominating and Corporate Governance Committee will review these guidelines. Changes in these guidelines or Board compensation, if any, should come at the suggestion of the Corporate Governance and Nominating Committee, but with full discussion and the concurrence of the Board.

Share Ownership of Directors

          The Board believes that directors should be stockholders and have a financial stake in the Company.  While the Board does not believe it appropriate to specify the level of share ownership an individual director should hold, it is anticipated that each director will develop a meaningful ownership position in the Company over time, depending upon individual circumstances.

Affiliations and Conflicts of Directors

          The Company’s Code of Business Conduct and Ethics applies to each director that serves on the Board.  Accordingly, it is the responsibility of each director to advise the Chairman of the Board of any affiliation with public or privately held businesses, organizations (charitable or, otherwise) or enterprises that may create a potential conflict of interest, potential embarrassment to the Company or possible inconsistency with Company policies or values.  The Company annually solicits information from directors in order to monitor potential conflicts of interest and directors are expected to be mindful of their fiduciary obligations to the Company.

          There is no limit on the number of other board memberships directors may hold, but such number is considered by the Board on a case by case basis when evaluating a candidate for nomination to the Board (subject to NYSE rules regarding membership on audit committees). A director should advise the Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board.

          Any director who experiences a significant change in responsibilities or assignment is expected to review and consult with the Chairman of the Nominating and Corporate Governance Committee and the Board on the potential impact, if any, the change may have on continued Board service.

          Directors may, from time to time, meet with or communicate with various constituencies that are involved with the Company.  It is expected that Board members would do this with the knowledge of management and, in most instances, at the request of management.

Chairman of the Board

          The Company’s Regulations permit the Chairman, President and Chief Executive Officer to be the same person and the Board does not have a policy on whether the role of the Chief Executive Officer and the Chairman should be separate.

Term Limits

          The Board does not believe it should establish term limits.  While term limits may help insure that there are fresh ideas and viewpoints available to the Board, they hold the potential disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.  As an alternative to term limits, the Nominating and Corporate Governance Committee will review each director’s continuation on the Board every year.

New Director Orientation and Continuing Education

          All new directors must participate in the Company’s orientation program, which should be conducted within 120 days of the annual meeting at which new directors are elected.  This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct and Ethics, its principal officers, and its internal and independent auditors.  In addition, the orientation program will include visits to Company headquarters and, to the extent practical, certain of the Company’s significant facilities.  All other directors are also invited to attend the orientation program.  In addition, directors are expected to attend continuing education programs to be held from time to time which are designed to keep directors aware of the Company’s current business plans and operating results as well as address any other relevant topics that the Board sees fit.

Board Meetings

          Number of Meetings.  The Board meets at regularly scheduled meetings approximately five times a year.

          Location of Meetings.  To provide directors with first-hand knowledge to make strategic decisions and for their continuing education about the environment in which the Company operates and competes, meetings may be held at locations other than the corporate headquarters.

          Board Agenda and Materials.  While the Board believes that a carefully planned agenda is important for effective Board meetings, the agenda is flexible enough to accommodate unexpected developments.  The agenda should generally include:

•	areas of concern and opportunity;

•	a general review of major segments of the Company’s business and/or major subsidiaries, with complete analyses, where possible;

•	new areas of endeavor;

•	financial health of the Company;

•	a report on management depth and succession; a report on performance of plans and capital expenditures against forecasts; and

•	other items which may be suggested or requested by management or directors.

          The items on the agenda are typically determined by the Chief Executive Officer and the Chairman in consultation with the Board.  Any director may request that an item be included on the agenda.

          At Board meetings, ample time is scheduled to assure full discussion of important matters.  Management presentations are scheduled to permit a substantial portion of Board meeting time to be available for discussion and comments.

          It is critical for directors to receive information sufficiently in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting.  Generally, directors can expect to receive summaries/slides of presentations several business days in advance of a meeting.  Directors are expected to attend all meetings and to have reviewed, prior to the meetings, all written materials distributed to them in advance.  At each meeting, any written materials not available in advance are provided to each director.  Information is provided from a variety of sources, including management reports, a comparison of performance to operating and financial plans, reports on the Company’s stock performance and operations prepared by third parties, and articles in various business publications.  In many cases, significant items requiring Board approval may be reviewed in one or more meetings and voted upon in subsequent meetings, with the intervening time being used for clarification and discussion of relevant issues.

          Executive Sessions.  The Company believes that regular scheduling of meetings of nonmanagement directors is important in order to foster better communication among nonmanagement directors.  Executive sessions are those sessions or meetings of only the nonmanagement directors.  These meetings should occur at least three times per year in order to review, among other things, the report of the independent auditors, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of such officers against such criteria and any other relevant matter.  In order for interested parties to be able to make their concerns known to the nonmanagement directors, the Company shall, as soon as reasonably practicable after the adoption of these Guidelines, disclose a method for such parties to communicate directly with the nonmanagement directors.

          Regular Attendance.  Directors are expected to attend Board meetings on a regular basis.  The Chief Executive Officer recommends the guest attendees at any Board meeting who will be present for the purpose of making presentations, responding to questions by the directors, or providing counsel on specific matters within their areas of expertise.  Such persons shall not attend executive sessions unless their presence is requested by the non-management directors (which may be at the recommendation of the Chief Executive Officer).

Corporate Support

          The Corporate Secretary serves as secretary to the Board and, at the request of the Chairman, arranges meetings and distributes the materials presented to the Board and its committees.

Board Committees

          Number and Composition of Committees.  The Board currently has three committees: the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee.  Each committee has its own charter, which shall be posted on the Company’s website.  All of the members of these committees are independent directors, as defined by applicable law and NYSE listing standards.  The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

          Audit Committee:  The Audit Committee oversees the Company’s auditing, accounting, financial reporting and internal control functions, appoints the Company’s independent accounting firm and approves its services.

          Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee considers and recommends to the Board nominees for officers and nominees for election as directors, including nominees recommended by stockholders, and oversees evaluation of the Board and management.  The Nominating and Corporate Governance Committee also provides input on setting goals and developing strategies to achieve employee diversity and oversees the implementation of these strategies and evaluates their results, and develops and recommends corporate governance policies to the Board and oversees implementation.  During intervals between Board meetings, this committee exercises all of the powers of the Board except as provided in the committee’s charter.

          Compensation Committee:  The Compensation Committee makes recommendations to the Board concerning senior officers’ compensation, equity incentive and other benefit plans.

          Committee Assignments and Rotation.  The Nominating and Corporate Governance Committee, after considering to the extent practicable the desires of Board members and the Chief Executive Officer, recommends committee assignments to the full Board for approval.  In order to ensure that directors are exposed to all facets of the Company’s business and board functions, committee members may be rotated, but such rotation is not mandated as there may be reasons to maintain an individual director’s committee membership for longer or shorter periods.

          Committee Agendas.  The chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter.  The chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.  At the beginning of the year, each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen).  The schedule for each committee will be furnished to all directors.

          Frequency of Committee Meetings.  Each committee meets periodically as deemed necessary by its chairman.  Each committee provides a report to the Board at the next board meeting following the committee meeting.

          Committee Materials In Advance of Committee Meetings.  Materials are provided in advance of committee meetings in the same manner as applicable for Board meetings.

Evaluations and Other Matters

          Assessing Board and Committee Performance.  The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.  Each committee shall also conduct its own annual self-evaluation.  The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance.  This will be discussed with the full Board following the end of each fiscal year.  The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve. In addition, the Chief Executive Officer shall also hold a meeting each year with each director to review the director’s performance and suggestions for Board improvement.

          Formal Evaluation of the Chief Executive Officer.  The Nominating and Corporate Governance Committee evaluates the Chief Executive Officer annually, and reviews its assessment with the Board of Directors.  The Board communicates its views to the Chief Executive Officer through the chairman of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s evaluation of the Chief Executive Officer is based upon a combination of objective and subjective criteria.

          The Compensation Committee is responsible for setting annual and long-term performance goals in connection with the Chief Executive Officer’s compensation and for evaluating his performance against such goals.  The Compensation Committee may meet with the Nominating and Corporate Governance Committee to discuss the Chief Executive Officer’s performance.

          Succession Planning.  The Chief Executive Officer shall confer periodically with the Nominating and Corporate Governance Committee on succession plans for senior management, including the office of chief executive officer. In order to assist the Board and the Nominating and Corporate Governance Committee, the Chief Executive Officer will provide an assessment of senior executives and of their potential to succeed him.  The Chief Executive Officer also will provide a review of persons considered potential successors to certain other senior executive positions.  The Nominating and Corporate Governance Committee also reports periodically to the Board on succession planning for senior management.

          Management Development.  The Chief Executive Officer reports regularly to the Nominating and Corporate Governance Committee on management development activities.

          Securities Laws.  Each director is required to timely submit a Directors and Officers Questionnaire that will be distributed to the directors by the Company in preparation for the annual report and annual proxy statement filed with the Securities and Exchange Commission (“SEC”) and distributed to stockholders.  This questionnaire may also be circulated before the Company files any registration statement with the SEC.  Each director is expected to comply with the Company’s Insider Information and Securities Trading guidelines.

          Board Interaction with Institutional Investors, the Press, Customers, Etc.  The Board looks to management to speak for the Company but recognizes that individual directors may sometimes communicate with third parties on matters affecting the Company.  Before doing so, to the extent feasible, directors are encouraged to consult with management.

Periodic Review; Disclosure

          The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates these Guidelines.  For the most recent Guidelines, please see the Company’s website at www.dplinc.com.

Exhibit B

CHARTER OF THE AUDIT COMMITTEE
(as adopted September 28, 2004)

Status

          The Audit Committee (the “Committee”) is a committee of the Board of Directors of DPL Inc. (the “Company”).

Composition

          The Committee shall consist of at least three members, all of whom, in the judgment of the Board of Directors, shall be independent in accordance with the requirements of the New York Stock Exchange (“NYSE”), any other exchange on which the Company’s securities are traded, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Each member of the Committee shall, in the judgment of the Board of Directors, have the ability to read and understand the Company’s financial statements, or acquire such ability within a reasonable period of time after appointment to the Committee.  At least one member of the Committee shall, in the judgment of the Board of Directors, be an “audit committee financial expert” in accordance with the rules and regulations of the SEC and at least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

          The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal.

          No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors (1) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (2) discloses such determination in the annual proxy statement.

Meetings

          The Committee shall meet at least four times each year, or more frequently as the Committee determines is necessary. As part of the responsibility to foster open communication, the Committee should meet at least twice per year with management, the internal audit staff and the independent auditors in separate executive sessions.  Meetings of the Committee may be held in person or by telephone.

          The Committee shall keep a separate book of minutes of its proceedings and actions.  A representative from the Company shall give notice, personally or by mail, telephone, facsimile or electronically, to each member of the Committee of all regular meetings not later than 12 noon of the day before the meeting, unless all of the members of the Committee in office waive notice thereof in writing at or before the meeting, in which case the meeting may be held without the aforesaid advance notice.  A majority of the members of the Committee shall constitute a quorum for the transaction of business.

          The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.  Upon the recommendation of the Committee, or if requested by the Board, the independent auditors shall be requested to attend any meeting of the full Board to assist in reporting the results of the annual audit or to answer directors’ questions.  The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate.  The Committee must perform an annual self-evaluation in accordance with NYSE listing standards.

Purpose

          The purpose of the Committee is to provide oversight of the accounting functions and internal controls of the Company and to assist the Board in monitoring the independence of the independent auditors and the integrity of the Company’s financial statements and disclosures.  Specifically, the Committee’s primary duties and responsibilities shall be to:

•	assist the Board with its oversight of the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	monitor the independence, qualifications and performance of the Company’s independent auditors and monitor the performance of the Company’s internal audit function;

•	appoint or replace the Company’s independent auditors and approve any audit, permitted non-audit and internal control-related services performed for the Company by the independent auditors;

•	prepare the report that SEC rules require to be included in the Company’s annual proxy statement; and

•	perform such other similar duties and responsibilities which may be referred to the Committee from time to time by the full Board of Directors.

          The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as any officer or employee of the Company.  The Committee has the ability to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

          In addition, the Audit Committee shall perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Board or the Committee deems appropriate or necessary.

          While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (GAAP).  This is the responsibility of management and the independent auditors.  Nor is it the duty of the Committee to conduct general investigations or to assure compliance with laws and regulations and the Company’s compliance policies.

Responsibilities And Duties

To fulfill its responsibilities and duties, the Committee shall:

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit this Charter to the Board for approval. This Charter shall be made available on the Company’s website.

2.

Review the Company’s annual audited financial statements and quarterly financial statements prior to filing with the SEC or distribution to stockholders and the public.  Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Based on review and discussions, make recommendations to the Board whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.  Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards (SAS) 61.

3.

Review and discuss with management and independent auditors the Company’s internal controls report and the independent auditors’ attestation of the report prior to the filing of the Company’s Form 10-K.

4.

Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.  These discussions may be done generally (i.e., discussion of the types of information to be included paying particular attention to any use of “proforma,” or “adjusted” non-GAAP, information and the type of presentation to be made) and these discussions need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

5.

In consultation with management, review and assess audits conducted by federal, state and other regulatory agencies (including FERC and PUCO) with respect to the Company’s electric operations. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Independent Auditors

1.

Be directly responsible for the appointment, retention and replacement of the independent auditors (subject, if applicable, to shareholder ratification) and the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.  The independent auditors shall report directly to the Committee.

2.	Pre-approve all audit, permitted non-audit and internal control-related services including engagement fees and terms thereof to be performed for the Company by the independent auditors, subject to the exceptions for certain non-audit services that are approved by the Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act.  The Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

3.

Ensure the rotation of the lead or coordinating audit partner, and the audit partner responsible for reviewing the audit, as required by law and consider whether to rotate the audit firm itself on a regular basis.  Review and evaluate the lead partner of the independent auditor team.

4.

On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.  The Committee shall present its conclusions with respect to the independent auditors to the full Board.

5.	Review the independent auditors’ audit plan prior to commencement of the audit. Discuss, among other things, scope, staffing, locations, reliance upon management and general audit approach.

6.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged in any capacity in the audit of the Company.

7.

At least annually, obtain and review a report by the independent auditors describing the auditors’ independence and internal quality-control procedures and any material issues raised by the most recent internal quality-control review or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

Financial Reporting Process

1.

Prior to releasing year-end earnings, discuss the results of the audit with the independent auditors, including (a) the scope and results of the audit, (b) any problems or difficulties that the independent auditors encountered in the course of the audit work and management’s response thereto, (c) any restrictions on the scope of activities or access to requested information, (d) any significant disagreements with management and management’s response thereto and (e) any questions, comments or suggestions the independent auditors may have relating to the internal controls and accounting practices and procedures of the Company.

2.

Consider the independent auditors’ judgments about the quality, not just the acceptability, and appropriateness of the Company’s accounting principles as applied in financial accounting.  Inquire as to the independent auditors’ views about whether management’s choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are common practices.

3.

In consultation with management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls, both external and internal.  Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures, including the Company’s risk assessment and risk management policies.

4.

Discuss with management and the independent auditors (a) significant issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and significant issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

Internal Controls and Legal Compliance

1.

Review and discuss with the independent auditors the responsibilities, budget, staffing, plan, changes in plan, activities, organizational structure and qualifications of the CFO and Controller’s office and internal audit group, as needed.  Review significant reports prepared by the CFO and Controller’s office and internal audit group, together with management’s response and follow-up to these reports.

2.	Review the appointment, performance and replacement of the Controller and any other senior personnel responsible for financial reporting.

3.

Consider and review with management, the internal audit group and the independent auditors the effectiveness or weakness of the Company’s internal controls.  Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.  Monitor significant changes in internal controls and the adequacy of disclosures about changes in internal control over financial reporting.

4.

Review the coordination between the independent public accountants and internal auditors and review the risk assessment processes, scopes and procedures of the Company’s internal audit work and whether such risk assessment processes, scopes and procedures are adequate to attain the internal audit objectives as determined by the Company’s management and approved by the Committee.  Review the quality and composition of the Company’s internal audit staff.

5.

Review the Company’s compliance with laws, regulations and the Company’s internal policies and procedures (including, but not limited to, the Company’s Code of Business Conduct and Ethics) and confirm that management has proper review systems in place to promote the Company’s compliance with laws, rules, regulations and internal policies and procedures, through the receipt of reports from management, legal counsel and third parties as determined by the Committee.

6.

Establish and maintain procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters; and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

7.	Obtain from the independent auditors assurance that Section 10A (audit requirements) of the Exchange Act has not been implicated.

8.	Request and receive reports on the design and implementation of internal controls. Monitor significant changes in internal controls and address any significant deficiencies and material weaknesses.

9.

Discuss with the internal auditors the overall scope and plans for their audit, including the adequacy of staffing and any problems or difficulties the internal auditors may have encountered in connection with their audit.

10.

Review, at least annually, the scope and results of the internal audit program, procedures for implementing accepted recommendations made by the independent auditors and any significant matters contained in reports to management prepared by the internal auditing department and management’s responses thereto.

Exhibit C

CHARTER OF THE COMPENSATION COMMITTEE
(as adopted February 2, 2004)

Status

          The Compensation Committee (the “Committee”) is a committee of the Board of Directors of DPL Inc. (the “Company”).

Organization

          The Committee shall consist of at least three directors, all of whom, in the judgment of the Board of Directors, shall be independent in accordance with the New York Stock Exchange listing standards.  Additionally, no director may serve on the Committee unless he or she (1) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and (2) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.  Committee members shall be appointed by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee.  Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal.  All vacancies in the Committee shall be filled by the Board based on the recommendations of the Nominating and Corporate Governance Committee.

          The Board shall designate one of the members as Chairman of the Committee and the Committee shall meet periodically, as deemed necessary by the Chairman of the Committee, but in no event less than three times a year.  A representative from the Company shall give notice, personally or by mail, telephone, facsimile or electronically, to each member of the Committee of all meetings not later than 12 noon on the day before the meeting, unless all of the members of the Committee in office waive notice thereof in writing at or before the meeting, in which case the meeting may be held without the aforesaid advance notice.  A majority of the members of the Committee shall constitute a quorum for the transaction of business.

          The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee, provided however, that any such subcommittee is composed entirely of independent directors as defined under the listing standards of the New York Stock Exchange.  The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate.  The Committee shall annually review and reassess the adequacy of this Charter, which shall be made available on the Company’s website, and recommend any proposed changes to the Board for approval.  The Committee shall perform an annual self-evaluation in accordance with the listing standards of the New York Stock Exchange.

Purpose

          The Committee is charged with the responsibility of assisting the Board of Directors in discharging its responsibilities in respect of compensation of the Company’s Chief Executive Officer and other executives and the Company’s supplemental compensation and benefits programs, and ensuring the competitiveness of such compensation and benefits.  Specifically, the Committee’s primary duties and responsibilities shall be to:

•	develop and recommend to the Board compensation for senior executives, including oversight of all senior executive benefit plans, including nonqualified plans;

•	oversee the Company’s incentive plans;

•	oversee the Company’s qualified defined benefit pension plans;

•	produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement to be filed with the Securities and Exchange Commission;

•	perform such other similar duties and responsibilities which may be referred to the Committee from time to time by the full Board of Directors; and

•	review and recommend to the full Board of Directors any employment contracts or consulting arrangements between the Company and any current or former employees or directors.

Duties and Authority

To fulfill its responsibilities and duties, the Committee shall have the following functions:

1.

The Committee is responsible for (i) establishing and reviewing annual and longterm corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior executives; (ii) evaluating the performance of the Chief Executive Officer and other senior executives in light of the approved performance goals and objectives; and (iii) having sole authority to determine and approve the compensation level of the Chief Executive Officer and other senior executives based upon the evaluation of the performance of the Chief Executive Officer and the other senior executives, respectively.  In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies and the awards given to the Company’s Chief Executive Officer in past years.

2.

The Committee shall make recommendations to the Board of Directors with respect to non-Chief Executive Officer compensation.  The Committee shall review and approve the actual compensation, including base pay adjustments, stock incentive unit grants, stock options, and any annual and long-term incentive payouts, paid to senior executive officers of the Company.  The Committee should review any employment agreements, severance agreement or change of control agreements between the Company and its senior executive officers.

3.

As part of its review and establishment of the performance criteria and compensation of designated officers, the Committee should meet separately on an annual basis with the Chief Executive Officer and any other executive officers that the Committee requests be present.  The Committee shall also meet without such officers present and in all cases such officers shall not be present at Committee meetings at which their performance and compensation are being discussed and determined.

4.	The Committee shall review and approve the design of the benefit plans which pertain to the Chief Executive Officer and other senior executive officers.

5.

The Committee shall review and recommend to the Board the creation and/or revision of incentive compensation plans and equity-based plans.  The Committee shall establish criteria for the granting of options and other equity compensation to the Company’s officers and other employees and review and approve the granting of such options and other equity compensation in accordance with such criteria.

6.

The Committee, in consultation with the Nominating and Corporate Governance Committee of the Board, shall review director compensation levels and practices and recommend, from time to time, changes in such compensation levels and practices to the full Board.

7.

Obtain through discussions with management of the Company a general understanding of compensation design throughout the entire organization.  The Committee may ask senior management to present items of importance directly to the Committee for consideration, such as:

•	programs which are responsive to, and compliant with, government rules and regulations to promote equal opportunity for employee applicants and current Company employees;

•	personnel policies designated to attract qualified personnel to the Company and its subsidiaries and programs designed to develop the talents and abilities of current Company employees; and

•	report on which of the Company’s junior executives are ready to assume increased management responsibilities.

8.	Review and recommend to the Board changes to or adoption of qualified pension plans and non-qualified plans of the Company and conduct periodic reviews of plan asset investment and funding guidelines.

9.

In addition to the specific duties and functions set forth in this Charter, the Committee shall perform any other activities consistent with this Charter, the Company’s by-laws and governing law as the Committee or the Board deems appropriate.

Committee Resources

          The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting, financial or other advisors.  Without limiting the foregoing, the Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director or senior executive compensation.  The Committee shall have sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other terms of retention.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee.

Exhibit D

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
(as adopted February 3, 2004)

Status

          The Nominating and Corporate Governance Committee (the “Committee”) is a committee of the Board of Directors of DPL Inc. (the “Company”).

Organization

          The Committee shall consist of at least three directors, all of whom, in the judgment of the Board of Directors, shall be independent in accordance with the New York Stock Exchange listing standards.  Committee members shall be appointed by the Board of Directors and, to the extent practicable, the members should include the Chairmen of each standing committee.  Committee members shall hold their offices for one year and until their successors are elected  and qualified, or until their earlier resignation or removal.  All vacancies in the Committee shall be filled by the Board on the recommendation of the remaining members of the Committee.  The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions.

          The Committee shall meet periodically, as deemed necessary by the Chairman of the Committee, but in no event less than three times a year.  A representative from the Company shall give notice, personally or by mail, telephone, facsimile or electronically, to each member of the Committee of all meetings not later than 12 noon on the day before the meeting, unless all of the members of the Committee in office waive notice thereof in writing at or before the meeting, in which case the meeting may be held without the aforesaid advance notice.  A majority of the members of the Committee shall constitute a quorum for the transaction of business.

          The Committee may form one or more subcommittees, each of which may take such actions as may be specified by the Committee, provided, however, that any such subcommittee is composed entirely of independent directors as defined under the listing standards of the New York Stock Exchange.  The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate.  The Committee shall annually review and reassess the adequacy of this Charter, which shall be made available on the Company’s website, and recommend any proposed changes to the Board for approval.  The Committee shall perform an annual self-evaluation in accordance with the listing standards of the New York Stock Exchange.

Purpose

          The Committee’s primary duties and responsibilities shall be to:

•

recommend to the Board criteria including, but not limited to, experience, diversity, skill set and the ability to act on behalf of stockholders for selecting new directors, identify individuals qualified to become Board members based on these criteria and recommend to the Board such individuals as nominees to the Board for its approval;

•	coordinate with management major changes in staffing throughout the organization and strategies to achieve employee diversity;

•	oversee evaluations of the Board, individual Board members and the Board Committees;

•	develop corporate governance principles and the Company’s Code of Business Conduct and Ethics;

•

subject to the limitations set forth below, exercise all the powers of the Board of Directors during intervals between Board meetings in such a manner as it shall deem in the best interests of the Company and its stockholders; and

•

perform such other similar duties and responsibilities consistent with this Charter, the Company’s by-laws and governing law which may be referred to the Committee from time to time by the Board of Directors.

Duties and Authority

To fulfill its responsibilities and duties, the Committee shall:

Board of Directors

1.

Screen and recommend to the Board nominees for election as directors of the Company, including nominees recommended by stockholders of the Company, and consider the performance of incumbent directors in determining whether to nominate them to stand for reelection at the next annual meeting of the stockholders.

2.	Recommend to the Board nominees to fill director vacancies occurring between annual meetings of the stockholders.

3.

Review and recommend, in consultation with the Compensation Committee of the Board, the compensation and benefit program for directors in accordance with the general principles set forth in the Company’s Corporate Governance Guidelines.

4.

Establish and articulate qualifications, desired background and selection criteria for members of the Board of Directors in accordance with applicable law and listing standards of the New York Stock Exchange.  The Corporate Governance Guidelines adopted by the Board of Directors set forth the current qualifications, background and other criteria for membership on the Board of Directors.

5.

Oversee the evaluation of the Board and its committees, which may include establishing procedures for, and administering, annual performance evaluations of the Board, individual Board members and its committees.

6.	Consider questions of possible conflicts of interest of Board members and of the Company’s senior executives.

7.	Make recommendations on the structure of Board meetings and recommend matters for consideration by the Board.

Board Committees

1.	Recommend members of the Board to serve on the committees of the Board, and where appropriate, make recommendations regarding the removal of any member of any committee.

2.

Periodically review the Charter, composition and overall performance of each Board committee and make recommendations to the Board for the creation of additional committees, the elimination of a committee or other adjustment to a Board committee’s Charter or composition as deemed necessary, including the periodic rotation of directors among the committees.

Senior Executives

1.	Review at least annually succession plans of the Chief Executive Officer, President and other senior executive officers of the Company.

2.	Oversee the evaluation of the Company’s management.

Corporate Guidelines and Governance

1.

Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.  Monitor compliance with the guidelines and make recommendations to the Board for modifications as appropriate.

2.	Develop and recommend to the Board a Code of Business Conduct and Ethics for directors, officers and employees, and based on a periodic review, make recommendations for changes as deemed appropriate.

3.

Review reports from the Company’s Governance Counsel regarding exceptions and/or allowances that are discovered or requested with respect to the Code of Business Conduct and Ethics and review the actions taken or proposed to be taken by management in such matters.

4.

Ensure that the Board is operating in accordance with the Company’s Articles of Incorporation and Regulations. Periodically review the adequacy of the Company’s Articles of Incorporation and Regulations, and if necessary, propose amendments to the Certificate of Incorporation and Regulations.

5.	Periodically review developments in corporate governance practice and make recommendations to the full Board regarding directors’ orientation, compensation and continuing education.

Actions Between Board Meetings

1.

Exercise all of the powers of the Board of Directors in the management and direction of the business affairs of the Company during intervals between Board meetings, except that the Committee shall not exercise duties delegated to any other committee of the Board and shall not authorize dividends, authorize the issuance of stock unless the Board has already given general authorization for such issuance, recommend to stockholders any action requiring stockholder approval, amend the by-laws or approve mergers or share exchanges that do not require stockholder approval.

Committee Resources

1.

Have sole authority to retain and terminate search firms to identify director candidates, including the sole authority to approve fees and other retention terms.  All such fees shall be reimbursed by the Company.

2.

Have the authority to obtain advice and seek assistance from internal or external legal or other advisors in order to fulfill its duties under this Charter; any fees incurred pursuant thereto shall be paid for by the Company.

DPL

DPL INC.
1065 WOODMAN DRIVE
DAYTON, OH 45432

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DPL Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU VOTE BY PHONE OR VIA THE INTERNET, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DPLIN1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSAL 3.

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors: Nominees: 01) Robert D. Biggs, 02) Glenn E. Harder, 03) W August Hillenbrand, 04) Ned J. Sifferlen	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and write the nominee's number on the line below.

____

Vote on Proposals

	For	Against	Abstain
2. Ratification of KPMG LLP as independent auditors.	☐	☐	☐
3. Shareholder Proposal	☐	☐	☐

OTHER MATTERS:

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check this box and write them on the back where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	Yes	No
Please indicate if you plan to attend the annual meeting	☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Annual Meeting Admission Ticket

You should present this admission ticket in order to gain admittance to the 2004 Annual Meeting of Shareholders. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trustee, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares as of the record date.

North
DAYTON
Mandalay Banquet Center
2700 East River Rd.
Dayton, OH 45439
937-294-6600
ARBOR
E. RIVER RD.
SPRINGBORO PK.
W. DOROTHY LANE
DRYDEN RD.
75

DPL Annual Meeting
December 22, 2004
10:00 a.m. Eastern Time
The Mandalay Banquet Center
Dayton, Ohio

Directions to Mandalay Banquet Center

I-75 North or South to Dryden Road exit (Exit 50A).

Turn left (from either exit ramp) on Dryden.

Take Dryden to Arbor Blvd. (Holiday Inn on corner) and turn left.

Follow Arbor until it ends into East River Road, turn left.

Entrance to the Mandalay is on the left.

DPL INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 22, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James F. Dicke, II and Jane G. Haley, and each or either of them, with full power of substitution, as his or her true and lawful agents and proxies (the "Proxy Committee") to represent the undersigned at the Annual Meeting of Shareholders of DPL Inc. ("DPL") to be held at The Mandalay Banquet Center, 2700 East River Road, Dayton, Ohio 45439 on December 22, 2004, and at any adjournments or postponements thereof, and authorizes said Proxy Committee to vote all shares of DPL shown on the other side of this card with all the powers the undersigned would possess if personally thereat.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NAMED NOMINEES, "FOR" THE RATIFICATION OF THE INDEPENDENT AUDITORS AND "AGAINST" THE SHAREHOLDER PROPOSAL. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF DPL SOLICITING PROXIES FOR THE 2004 ANNUAL MEETING.

All previous proxies given by the undersigned to vote at the Annual Meeting or at any adjournment or postponement thereof are hereby revoked.

Address Changes: ____

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(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)